Exhibit 2.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

INOTIV MORRISVILLE, LLC,

INTEGRATED LABORATORY SYSTEMS HOLDINGS, LLC,

INOTIV, INC.

and

INTEGRATED LABORATORY SYSTEMS, LLC

Dated as of January 10, 2022

i

TABLE OF CONTENTS

Article I. DEFINITIONS	1

Article II. PURCHASE AND SALE	9

2.1.	Purchase and Sale	9

2.2.	Estimated Closing Statement	9

2.3.	Payments at Closing	9

2.4.	Post-Closing Adjustment	10

2.5.	Closing	12

2.6.	Witholding	13

Article III. Representations and Warranties OF the COMPANY	13

3.1.	Organization and Qualification	13

3.2.	Authority	13

3.3.	No Conflict	14

3.4.	Capitalization	14

3.5.	No Subsidiaries	15

3.6.	Financial Statements	15

3.7.	Undisclosed Liabilities	15

3.8.	Absence of Certain Changes	15

3.9.	Compliance; Permits	17

3.10.	Contracts	18

3.11.	Litigation	20

3.12.	Assets	20

3.13.	Leased Real Property	20

3.14.	Intellectual Property	20

3.15.	Customers and Suppliers	21

3.16.	Environmental Matters	21

3.17.	Employee Benefit Plans	22

3.18.	Labor and Employment Matters	24

3.19.	Tax Matters	25

3.20.	Insurance	27

3.21.	Related Party Transactions	27

3.22.	Brokers	27

3.23.	Banks; Power of Attorney	27

3.24.	No Additional Representations	27

Article IV. Representations and Warranties of SELLER	28

4.1.	Organization	28

4.2.	Authority	28

4.3.	No Conflict	28

4.4.	Ownership	29

4.5.	Brokers	29

4.6.	Investment Intention	29

4.7.	No Additional Representations	29

Article V. Representations and Warranties of PARENT AND PURCHASER	30

5.1.	Organization	30

5.2.	Authority	30

5.3.	No Conflict	30

5.4.	Parent Capital Structure	31

5.5.	Litigation	31

5.6.	Parent Commission Reports	32

5.7.	Brokers	32

5.8.	Solvency	32

5.9.	Investment Representations	32

5.10.	Foreign Control	33

5.11.	Parent Stock.	33

5.12.	Investigation	34

5.13.	No Additional Representations	34

Article VI. covenants	35

6.1.	Public Announcements	35

6.2.	Resignations	35

6.3.	Post-Closing Access	35

6.4.	Directors' and Officers' Indemnification and Insurance	36

6.5.	Employee Matters.	37

6.6.	Confidentiality	38

6.7.	Non-competition; Non-solicitation.	39

6.8.	Tax Matters.	40

6.12.	Post-Closing Deliverable..	43

6.13.	Further Assurances	43

Article VII. Deliveries	44

7.1.	Seller and Company Deliveries	44

7.2.	Parent and Purchaser Deliveries	45

Article VIII. INDEMNIFICATION	46

8.1.	Indemnification by Seller	46

8.2.	Indemnification by Parent and Purchaser	47

8.3.	Certain Limitations	47

8.4.	Written Notice of Indemnification Claims	48

8.5.	Third Party Claims	48

8.6.	Netting of Insurance and Other Benefits	50

8.7.	Tax Treatment	50

8.8.	Remedies Cumulative	50

8.9.	Indemnity as Sole Recourse	50

Article IX. General Provisions	51

9.1.	Notices	51

9.2.	Severability	52

9.3.	Entire Agreement	52

9.4.	Assignment	52

9.5.	Amendment	53

9.6.	Waiver	53

9.7.	Parties in Interest	53

9.8.	Governing Law	53

9.9.	Jurisdiction	54

9.10.	Waiver of Jury Trial	54

9.11.	Counterparts; Electronic Transmission	55

9.12.	Construction; Interpretation	55

9.13.	Rights Cumulative	55

9.14.	Expenses	55

9.15.	Disclosure Schedule	56

9.16.	Consents	56

9.17.	Legal Representation	56

EXHIBITS AND SCHEDULES

Exhibit A      Escrow Agreement

Exhibit B      Net Working Capital Methodology

Disclosure Schedule

INDEX OF DEFINED TERMS

A

Accountant	1
Accounting Principles	1
Action	1
Affiliate	1
Allocation	42
Audited Financial Statements	15

B

Balance Sheet Date	15
Base Consideration	1
Benesch	57
Business	1
Business Day	2

C

CARES Act	2
Cash	2
Closing	12
Closing Cash	2
Closing Date	12
Closing Indebtedness	2
Closing Transaction Expenses	2
Code	2
Company Employees	37
Company's Knowledge	2
Confidential Information	38
Contract	2
COVID-19	2
COVID-19 Actions	2
COVID-19 Measures	2

D

D&O Costs	36
D&O Expenses	35
D&O Indemnifiable Claim	36
Data Room	2
Deductible	47
Disclosure Schedule	3
Dispute Notification	10
Disputed Matter	10

E

Effective Time	13
Enforceability Exception	14
Environmental Laws	3
Equity Plan	31
ERISA	3
Escrow Agent	3
Escrow Agreement	3
Escrow Amount	3
Escrow Fund	3
Estimated Cash	9
Estimated Cash Consideration	4
Estimated Closing Statement	9
Estimated Indebtedness	9
Estimated Net Working Capital	9
Estimated Transaction Expenses	9

F

Final Cash	11
Final Cash Consideration	4
Final Net Working Capital	11
Final Transaction Expenses	11
Financial Statements	15
Forward Looking Statements	34
Funded Indebtedness	4

G

GAAP	4
Governmental Entity	4

H

Hazardous Materials	4

I

Indebtedness	4
Indemnification Escrow Amount	5
Indemnified Person	5
Indemnifying Party	5
Indemnitee	35
Indemnitee Affiliates	36
Indemnity Claim	5
Insurance Policies	27
Intellectual Property	5
Interim Financial Statements	15

K

Key Employee	5

L

Law	5
Leased Real Property	20
Leases	18
Lien	5

v

M

Material Adverse Effect	5
Material Contracts	18
Material Customers	21
Material Suppliers	21

N

Net Working Capital	6
Net Working Capital Escrow Amount	6
Net Working Capital Target	6

O

Order	6
Organizational Documents	6
Owned Intellectual Property	20

P

Parent Stock	6
Permits	7
Permitted Liens	7
Person	7
Pre-Closing Return	40
Pre-Closing Tax Period	7
Purchase Price	9
Purchaser Closing Statement	10
Purchaser Common Shares	31
Purchaser Indemnified Person	46
Purchaser Preferred Shares	31

R

Restricted Business	7
Restricted Period	39
Review Period	10

S

Securities Act	7
Seller Fundamental Representations	47
Seller Indemnified Person	47
Seller Representations	46
Shortfall Amount	12
Sier Capital Partners	7
Straddle Period	7
Subsidiary	8

T

Tax	8
Tax Claim	42
Tax Return	8
Territory	8
Third Party Claim	8, 48
Transaction Documents	8
Transaction Expenses	8
Transaction Tax Deductions	9
Transfer Taxes	41

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this "Agreement") is dated as of January 10, 2022 by and among Integrated Laboratory Systems Holdings, LLC, a Delaware limited liability company ("Seller"), Integrated Laboratory Systems, LLC, a North Carolina limited liability company ("ILS" or the "Company"), Inotiv Morrisville, LLC, an Indiana limited liability company ("Purchaser"), and Inotiv, Inc., an Indiana corporation ("Parent").

WHEREAS, Seller owns all of the issued and outstanding membership interests of ILS (the "Equity Interests").

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the Equity Interests.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

Article I.
DEFINITIONS

Capitalized terms used and not otherwise defined in this Agreement have the meanings set forth below.

"Accountant" means a nationally recognized independent public accounting firm selected by mutual agreement of Seller and Purchaser; provided that if Purchaser and Seller cannot agree, the Accountant will be selected by mutual agreement of the accounting firms regularly used by Purchaser and the Company prior to the Closing Date in the conduct of their respective businesses.

"Accounting Principles" means the accounting method, policies, practices, procedures, classifications, judgments, or estimation methodologies used in the preparation of the Interim Financial Statements.

"Action" means any litigation, suit, action, proceeding, arbitration, mediation, audit, or investigation.

"Affiliate" means, with respect to any Person, any Person that directly or indirectly controls, is controlled by, or is under common control with such first Person, and the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

"Base Consideration" means $56,000,000.

"Business" means the business of providing preclinical toxicology testing and research services.

"Business Day" means any day on which banks are not required or authorized by Law to close in New York, New York.

"CARES Act" means the Coronavirus Aid, Relief, and Economic Security Act.

"Cash" means cash checks, money orders, marketable securities, short-term instruments, undeposited funds, and other cash equivalents, funds in time and demand deposits or similar accounts, restricted cash (including all cash posted to support letters of credit, performance bonds, or other similar obligations), cash security deposits, and other cash collateral posted with vendors, landlords, and other third parties, including checks, wire transfers, and drafts received but not yet cleared and excluding checks that have been issued but remain outstanding.

"Closing Cash" means Cash of the Company as of the Effective Time.

"Closing Indebtedness" means Indebtedness of the Company as of immediately prior to the Closing.

"Closing Transaction Expenses" means Transaction Expenses unpaid and outstanding as of immediately prior to the Closing.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company's Knowledge" means the actual knowledge, after reasonable inquiry, of Dave Allen, Bradley Blackard, Suzanne Phillips, Les Recio and Lori Paro.

"Contract" means any contract, agreement, lease, license, or other legally binding instrument.

"COVID-19" means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics, or disease outbreaks.

"COVID-19 Actions" means all actions taken or planned to be taken in response to events, occurrences, conditions, circumstances, or developments arising directly or indirectly as a result of COVID-19, its impact on economic conditions, its impact on the operations of the Company, risks to the health and safety of any Person, or actions taken by Governmental Entities in response thereto.

"COVID-19 Measures" means any quarantine, "shelter in place", "stay at home", workforce reduction, social distancing, shut down, closure, sequester, safety, or similar Law, Order, directive, guideline, pronouncement, or recommendation promulgated by any industry group or any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, or an industry group, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

"Data Room" means the electronic documentation site established by Ridgemont Partners on behalf of the Company.

"Disclosure Schedule" means the disclosure schedule delivered by Seller and the Company in connection with this Agreement.

"Distributee" means a member of Seller to whom shares of Parent Stock and a portion of the Estimated Cash Consideration will be distributed at Closing as set forth in the Estimated Closing Statement to be delivered by Seller pursuant to the terms hereof.

"Employee Benefit Plan" means any trust, plan, program, policy, practice, contract, agreement or other arrangement providing for incentive compensation, retirement or pension benefits, bonus, severance, termination pay, change in control benefits, deferred compensation, performance awards, stock or equity-based awards, equity purchase or ownership, vacation or paid time off, health and welfare, fringe benefits or other employee benefits of any kind, funded or unfunded, subject to ERISA or not, including, without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA, which is currently maintained, contributed to, or required to be contributed to, by the Company for the benefit of any current or former employee, or in which the Company participates, or with respect to which the Company or any Subsidiary has or may have any liability or obligation.

"Environmental Laws" means all Laws (a) relating to the protection of (i) health as a result of exposure to Hazardous Materials or (ii) the environment or (b) governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, presence, management, or release of Hazardous Materials. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Escrow Agent" means U.S. Bank, National Association or any successor thereto determined in accordance with the Escrow Agreement.

"Escrow Amount" means the Indemnification Escrow Amount and the Net Working Capital Escrow Amount.

"Escrow Agreement" means the escrow agreement among Purchaser, Seller, and Escrow Agent dated as of the Closing Date, substantially in the form attached hereto as Exhibit A.

"Escrow Fund" means all funds held by the Escrow Agent pursuant to the Escrow Agreement.

"Estimated Cash Consideration" means an amount equal to (a) Base Consideration, plus (b) Estimated Cash, minus (c) Estimated Indebtedness, minus (d) Estimated Transaction Expenses, plus (e) the amount, if any, by which Estimated Net Working Capital exceeds the Net Working Capital Target, minus (f) the amount, if any, by which the Net Working Capital Target exceeds the Estimated Net Working Capital, minus (g) the Escrow Amount.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

"Final Cash Consideration" means an amount equal to (a) Base Consideration, plus (b) Final Cash, minus (c) Final Indebtedness, minus (d) Final Transaction Expenses, plus (e) the amount, if any, by which Final Net Working Capital exceeds the Net Working Capital Target, minus (f) the amount, if any, by which the Net Working Capital Target exceeds the Final Net Working Capital, minus (g) the Escrow Amount.

"Funded Indebtedness" means Indebtedness of the Company set forth in clause (a) of the definition of Indebtedness as of immediately prior to the Closing.

"GAAP" means accounting principles generally accepted in the United States, as in effect from time to time, applied in a manner consistent with the Company's past practice.

"Governmental Entity" means any federal, state, local, or foreign governmental or regulatory (including stock exchange) authority, agency, court, commission, or body.

"Hazardous Materials" means petroleum, petroleum hydrocarbons, or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, pesticides, radon, urea formaldehyde, toxic mold, lead or lead-containing materials, polychlorinated biphenyls, and any other chemicals, materials, substances, or wastes in any amount or concentration that are included in the definition of "hazardous substances," "hazardous materials," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "regulated substances," "solid wastes," "contaminants," or words of similar import or that are regulated under or for which liability would reasonably be expected to be imposed under any Environmental Laws applicable to the Company.

"Indebtedness" means, with respect to any Person, without duplication: (a) all indebtedness of such Person for borrowed money, including all outstanding principal and accrued and unpaid interest, premium, and penalties, evidenced by bonds, debentures, notes, or other similar instruments, (b) all obligations of such Person under leases required to be capitalized by GAAP, (c) all obligations under any letter of credit, banker's acceptance, or similar transaction, but only to the extent the same has been drawn or called, (d) guarantees in respect of Indebtedness of another Person referred to in clauses (a) through (c) above, (e) any amendment, supplement, modification, deferral, renewal, extension, refunding, or refinancing of any Indebtedness referred to in clauses (a) through (d) above, (f) the deferred purchase price of any property or services; and (g) the amount of any "applicable employment taxes" (as defined in Section 2302(d)(1) of the CARES Act) that the Company has deferred payment of pursuant to Section 2302 of the CARES Act and not paid on or before the Closing; provided that Indebtedness does not include (i) any accounts payable incurred in the ordinary course of business or any obligations under undrawn letters of credit, banker's acceptance, or similar transactions, (ii) any Transaction Expenses, or (iii) any of the items in the foregoing clauses of this definition to the extent such items are included in the calculation of Net Working Capital.

"Indemnification Escrow Amount" means $3,800,000.

"Indemnifying Party" means, with respect to any Indemnity Claim, the party or parties against whom such Indemnity Claim may be or has been asserted.

"Indemnified Person" means, with respect to any Indemnity Claim, each Purchaser Indemnified Person or Seller Indemnified Person asserting the Indemnity Claim (or on whose behalf the Indemnity Claim is asserted) under Section 8.1 or Section 8.2, as the case may be.

"Indemnity Claim" means a claim for indemnification asserted under Section 8.1 or Section 8.2.

"Intellectual Property" means (a) patents and patent applications, (b) registered and unregistered trademarks, service marks, trade names, brand names, and logos including pending registrations and applications thereof, (c) registered and unregistered copyrights, including applications and registrations thereof, (d) Internet domain names and World Wide Web URLs or addresses and registrations or applications therefor, (e) inventions, unfiled invention disclosures, improvements, trade secrets, know-how and proprietary processes and formulae, and (f) software and firmware.

"Key Employee" means each of David Allen, Bradley Blackard, Suzanne Phillips, Les Recio and Lori Paro.

"Law" means statute, treaty, directive, ordinance, law, rule, decree, code, Order, judgment, injunction, regulation of any Governmental Entity.

"Lien" means any lien, pledge, mortgage, security interest, charge, hypothecation, or other similar encumbrance.

"Material Adverse Effect" means any change, development or occurrence that has a material adverse effect on the financial condition or results of operations of the Company, taken as a whole, other than any change, development, or occurrence that relates to or results from (a) changes in general United States or global economic or political conditions or the financing, banking, securities, currency, or capital markets in general (including any disruption thereof and any decline in the price of any security or any market index), (b) changes in Laws or Orders or the enforcement, implementation, or interpretation thereof or changes in accounting requirements or principles (including GAAP) or any other change, development, or occurrence arising out of or relating to any Action or Order, (c) changes affecting industries, markets, or geographical areas in which the Company conducts its business, (d) any natural disaster, state of emergency, national or international calamity, epidemics, pandemics, or Orders or guidance of any Governmental Entity relating thereto (including COVID-19 and any COVID-19 Actions or COVID-19 Measures), civil unrest, national or international political or social conditions (including the engagement by the United States in military action or hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war), or acts of terrorism, sabotage, or other military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment, or personnel of the United States, or any escalation or worsening of any of the foregoing, whether or not occurring or commenced before or after the date of this Agreement, (e) the negotiation, execution, announcement, pendency, or performance of this Agreement or the transactions contemplated hereby, the announcement of the identity of Purchaser, or any communication by Purchaser or any of its Affiliates of their plans or intentions (including in respect of employees) with respect to any of the businesses of the Company, (f) the consummation of the transactions contemplated by this Agreement or any actions by Purchaser, Seller, or the Company taken pursuant to this Agreement or in connection with the transactions contemplated hereby, (g) actions or omissions to act by the Company taken or omitted (as applicable) with the consent of or at the request of Purchaser, (h) any action required to be taken under any Law or Order or any existing Contract by which the Company (or any of its properties) is bound, (i) compliance with the terms of, or taking any action required or permitted by, this Agreement, (j) any failure, in and of itself, by the Company to meet any internal projections or forecasts (as distinguished from any change, development, or occurrence giving rise or contributing to such failure), or (k) any breach by Purchaser of its obligations under this Agreement.

"NASDAQ" means the NASDAQ Capital Market on which the Parent Common Shares are traded.

"Net Working Capital" means the consolidated net working capital of the Company as of the Effective Time as determined in accordance with the methodology set forth on Exhibit B (the "Net Working Capital Methodology") and calculated in accordance with the Accounting Principles without the introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments, or estimation methodologies from the Accounting Principles. For the avoidance of doubt, the determination of Net Working Capital will take into account only those components (i.e., only those line items) and adjustments reflected on the Net Working Capital Methodology.

"Net Working Capital Escrow Amount" means $500,000.

"Net Working Capital Target" means $172,294.83.

"Order" means order, writ, judgment, injunction, decree, stipulation, ruling, or award by or of any Governmental Entity.

"Organizational Documents" means (a) the articles or certificate of incorporation and the bylaws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the articles or certificate of formation or organization and limited liability company or operating agreement of a limited liability company, (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and (f) any amendment to any of the foregoing.

"Parent Stock" means 429,118 Parent Common Shares.

"Permits" means permits licenses, registrations, approvals, authorizations, and consents issued by any Governmental Entity.

"Permitted Liens" means (a) Liens for Taxes, assessments, or other governmental charges not yet due and payable, that may be paid after becoming due without penalty, or the amount or validity of which is being contested in good faith by appropriate proceedings, (b) statutory Liens of landlords securing rental payments under leases that are not delinquent, (c) Liens of carriers, warehousemen, mechanics, materialmen, and repairmen and similar statutory Liens arising or incurred in the ordinary course of business that are not overdue for a period of more than sixty (60) days or the amount or validity of which is being contested in good faith by appropriate proceedings, (d) zoning, building, and other restrictions, variances, covenants, rights of way, encumbrances, easements, and irregularities in title that would not reasonably be expected to materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with a Person's business, (e) public roads and highways, (f) any interest or title of a lessor under an operating lease or capitalized lease, (g) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties, (h) matters that would be disclosed by an inspection or accurate survey of each parcel of real property, (i) Liens of record, (j) Liens not of record as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of the business of the Company, (k) Liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar Laws, (l) licenses of Intellectual Property entered into in the ordinary course of business, (m) Liens created by Purchaser, its Affiliates or representatives, or their successors or permitted assigns, and (n) Liens that will be terminated upon consummation of the transactions contemplated by this Agreement (including Liens relating to Funded Indebtedness).

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, an estate, a joint venture, an unincorporated association or organization, and a Governmental Entity.

"Pre-Closing Tax Period" means any Tax period that ends on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.

"Restricted Business" means any business that competes directly with the Business.

"Securities Act" means the Securities Act of 1933, as amended.

"Seller Holdback Amount" means an amount equal to $100,000, which will be used by Seller for the purpose of paying expenses incurred by Seller in connection with the administration of its duties hereunder and for other general administrative matters related to Seller.

"Sier Capital Partners" means Sier Capital Partners LLC, a Delaware limited liability company.

"Straddle Period" means any taxable period that begins before and ends after the Closing Date.

"Subsidiary" or "Subsidiaries" means, with respect to any Person, any other Person (a) more than fifty percent (50%) of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other Person are owned or controlled, directly or indirectly, by such first Person or (b) which does not have outstanding shares or securities with such right to vote but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such other Person is owned or controlled, directly or indirectly, by such first Person.

"Tax" or "Taxes" means all federal, state, local, and foreign income, franchise, transfer, sales, use, property, excise, payroll, withholding, ad valorem, value added, alternative minimum, customs, social security (or similar), employment, unemployment, and similar taxes imposed by any governmental taxing authority, together with all additions to tax, penalties, and interest with respect thereto.

"Tax Return" means any report return, declaration, claim for refund, or information return or statement relating to Taxes, including any schedules, attachments, and amendments thereto, filed or required to be filed with a Governmental Entity in connection with Taxes.

"Territory" means the state where the Company is headquartered as of the date of this Agreement, any adjacent state and any state or country where the Company has done business since May 22, 2020.

"Third Party Claim" has the meaning set forth in Section 8.5(a).

"Transaction Documents" means this Agreement and all other agreements, certificates or documents entered into in connection with this Agreement, including, without limitation, the Escrow Agreement.

"Transaction Expenses" means, without duplication the aggregate fees and expenses of the Company for accountants, investment bankers, financial advisors, lawyers, and other advisors in connection with the negotiation, preparation, and execution of this Agreement and the consummation of the transactions contemplated hereby, whether or not paid, payable, billed, invoiced or accrued prior to or after the Closing (including without limitation any bonuses or change of control payments payable to officers, directors, managers or employees as a result of this Agreement and the transactions contemplated hereby, the cost of the tail policy contemplated by Section 6.4 of this Agreement, one half of the fees payable to the Escrow Agent, and any fees and expenses incurred by Seller paid for or to be paid for by the Company); provided, that, for the avoidance of doubt, in no event will Transaction Expenses include (i) fees or expenses incurred by the Company at the request of Purchaser or any of its Affiliates, (ii) fees or expenses incurred by Purchaser or any of its Affiliates or any of its accountants, investment bankers, financial advisors, lawyers, or other advisors or representatives or financing sources, regardless of whether any such fees or expenses may be paid by the Company, (iii) fees or expenses of employees of the Company to be paid or reimbursed by Purchaser or any of its Affiliates (including the Company after the Closing) in connection with such employees' post-closing employment, compensation, or equity participation arrangements or otherwise, (iv) fees or expenses included in the calculation of Net Working Capital, or (v) fees or expenses payable in respect of any debt or equity financing provided to Purchaser or any of its Affiliates in connection with the transactions contemplated by this Agreement or at any time following the Closing.

"Transaction Tax Deductions" means any Tax deductions arising from the Transaction Expenses or the payment of any Closing Indebtedness, or from any other payment made in connection with the transactions contemplated by this Agreement that are economically borne by Seller.

"Transfer Agent" means Computershare Ltd. and any successor thereto as transfer agent for the Parent Stock.

Article II.
PURCHASE AND SALE

2.1.            Purchase and Sale. On the terms and subject to the conditions contained in this Agreement, at the Closing, Seller will sell, transfer, convey, and assign to Purchaser, and Purchaser will purchase and acquire from Seller, all of Seller's right, title, and interest in the Equity Interests owned by Seller. The aggregate consideration to be paid by Purchaser to Seller for the Equity Interests will be (i) an amount equal to the Estimated Cash Consideration, subject to adjustment following the Closing pursuant to Section 2.4, and (ii) the Parent Stock (collectively, the "Purchase Price").

2.2.            Estimated Closing Statement. No later than two (2) Business Days prior to the Closing Date, Seller delivered to Purchaser a statement (the "Estimated Closing Statement") setting forth (a) Seller's good faith estimates of (i) Net Working Capital ("Estimated Net Working Capital"), (ii) Closing Cash ("Estimated Cash"), (iii) Closing Indebtedness ("Estimated Indebtedness"), and (iv) Closing Transaction Expenses ("Estimated Transaction Expenses"), (b) the Estimated Cash Consideration, (c) for each Distributee, the name, address of record, tax identification number, and email address of such Distributee and the number of shares of Parent Stock to be delivered to such Distributee, (d) for each Distributee, the portion of the Estimated Cash Consideration to be delivered to such Distributee, and (e) wire transfer instructions for the payments to be made by Purchaser pursuant to Section 2.3(b), Section 2.3(d), and Section 2.3(e).

2.3.            Payments at Closing. At the Closing, Purchaser will pay or cause to be paid by wire transfer of immediately available funds:

(a)            to each holder of Funded Indebtedness, the amount specified in the payoff letter provided by the holder of such Funded Indebtedness;

(b)            to the payees of Estimated Transaction Expenses, the amount of Estimated Transaction Expenses payable thereto;

(c)            to the Escrow Agent, the Escrow Amount to be held and distributed in accordance with the terms of the Escrow Agreement;

(d)            the Seller Holdback Amount; and

(e)            to accounts and in amounts designated in writing by Seller in the Estimated Closing Statement, the Estimated Cash Consideration.

2.4.            Post-Closing Adjustment.

(a)            As promptly as practicable, but in any event no later than ninety (90) days after the Closing Date, Purchaser will deliver to Seller a statement (the "Purchaser Closing Statement") setting forth Purchaser's calculation of (i) Net Working Capital, (ii) Closing Cash, (iii) Closing Indebtedness, and (iv) Closing Transaction Expenses, in each case together with reasonably detailed supporting calculations. The Purchaser Closing Statement (I) will be based solely on facts and circumstances as they exist as of the Closing and (II) will entirely disregard (A) any fact, event, change, circumstance, act, development, or decision occurring after the Closing, (B) any and all effects on the assets and liabilities of the Company as a result of the transactions contemplated by this Agreement or of any financing or refinancing arrangements entered into at any time by Purchaser or any other transaction entered into by Purchaser in connection with the consummation of the transactions contemplated by this Agreement, and (C) any of the plans, transactions, or changes that Purchaser intends to initiate or make or cause to be initiated or made or in fact initiates or makes or causes to be initiated or made after the Closing with respect to the Company or its business or assets, or any facts or circumstances that are unique or particular to Purchaser or any of its assets or liabilities.

(b)            Commencing with Purchaser's delivery of the Purchaser Closing Statement to Seller, Purchaser will and will cause the Company to (i) reasonably assist Seller and its representatives in the review of the Purchaser Closing Statement and the related calculations of Net Working Capital, Closing Cash, Closing Indebtedness, and Closing Transaction Expenses and any disputes related thereto, (ii) provide Seller and its representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda, and other documents), supporting data, facilities, and employees of Purchaser and the Company who are familiar with such matters or involved in the preparation of the Purchaser Closing Statement in connection with such review and any disputes related thereto, and (iii) reasonably cooperate with Seller and its representatives in connection with such review and any disputes related thereto. Seller will be entitled to conduct such review for a period of sixty (60) days after receipt of the Purchaser Closing Statement (the "Review Period"); provided that, in the event Purchaser or the Company does not promptly provide any information or documentation reasonably requested by Seller or its representatives, and such delay reasonably requires additional time for review, the Review Period will be extended until Seller has received all such documentation and given a reasonable amount of time to review. No later than the end of the Review Period, Seller will notify Purchaser in writing that (1) Seller has objections or proposed changes to the calculations of Net Working Capital, Closing Cash, Closing Indebtedness, and Closing Transaction Expenses contained in the Purchaser Closing Statement (each, a "Disputed Matter"), specifying in reasonable detail such objections or proposed changes (a "Dispute Notification"), or (2) Seller has no objections or proposed changes to the calculations of Net Working Capital, Closing Cash, Closing Indebtedness, and Closing Transaction Expenses contained in the Purchaser Closing Statement. If Seller does not deliver a Dispute Notification to Purchaser within the Review Period, Seller shall be deemed to have accepted the Purchaser Closing Statement and all of the determinations and calculations contained therein, and the same shall become binding and conclusive on the parties hereto and not subject to further appeal.

(c)            Purchaser and Seller will negotiate in good faith to reach an agreement with respect to any Disputed Matters and all such discussions related thereto will be governed by Rule 408 of the Federal Rules of Evidence and any similar state rule (unless otherwise agreed by Purchaser and Seller). If Purchaser and Seller are unable to reach an agreement on all Disputed Matters within thirty (30) days after Purchaser's receipt of a Dispute Notification, all unresolved Disputed Matters will be submitted to the Accountant who will be engaged and directed to provide, as promptly as possible (and, in any event, within thirty (30) days after such engagement), a final and conclusive resolution of all unresolved Disputed Matters. Purchaser and Seller will, and will cause their respective Affiliates and their directors, managers, officers, employees, and representatives to, provide reasonable cooperation as reasonably requested by the Accountant. The Accountant will determine only those issues that constitute unresolved Disputed Matters and may not assign a value to any item in dispute greater than the greatest amount for such item assigned by Purchaser in the Purchaser Closing Statement, on the one hand, or Seller in the Dispute Notification, on the other hand, or less than the smallest amount for such item assigned by Purchaser in the Purchaser Closing Statement, on the one hand, or Seller in the Dispute Notification, on the other hand. The Accountant's determination will be based solely on written submissions by Purchaser and Seller provided to Accountant within five (5) Business Days after Accountant's engagement and not on the basis of an independent review. Neither Purchaser nor Seller may make any submissions to the Accountant after such five (5) Business Day period unless Purchaser and Seller mutually agree to such submission. The Accountant's determination will be made in accordance with (x) the definitions of the terms Net Working Capital, Closing Cash, Closing Indebtedness, and Closing Transaction Expenses, (y) the Net Working Capital Methodology, and (z) the Accounting Principles. The Accountant's determination will be set forth in a written report, which will include an explanation of the reasons for its determination on each Disputed Matter and will be final, non-appealable, conclusive, and binding on the parties, absent manifest calculation error. The amounts of Net Working Capital, Closing Cash, Closing Indebtedness, and Closing Transaction Expenses as finally determined pursuant to this Section 2.4 are referred to as "Final Net Working Capital", "Final Cash", "Final Indebtedness", and "Final Transaction Expenses", respectively.

(d)            The terms of appointment and engagement of the Accountant will be as agreed between Purchaser and Seller based on reasonable and customary arrangements for such services. Purchaser and Seller agree to execute, if requested by the Accountant, a reasonable engagement letter in customary form. Any fees and expenses of the Accountant will be allocated between Purchaser, on the one hand, and Seller, on the other hand, as follows: (i) Seller will be responsible for a portion of the fees and expenses of the Accountant equal to a fraction, the numerator of which is the sum of Disputed Matters submitted to the Accountant that are resolved in favor of Purchaser (that being the difference between the Accountant's determination and Seller's determination) and the denominator of which is the sum of all Disputed Matters submitted to the Accountant and (ii) Purchaser will be responsible for that portion of the fees and expenses of the Accountant that Seller is not responsible for hereunder. Within ten (10) days after the Accountant's determination of the unresolved Disputed Matters, Seller or Purchaser (as applicable) will pay the other the amount required so that the allocation for responsibility for the Accountant's fees and expenses is consistent with this Section 2.4(d).

(e)            Within five (5) Business Days after the determination of Final Net Working Capital, Final Cash, Final Indebtedness, and Final Transaction Expenses:

(i)            If Final Cash Consideration is equal to Estimated Cash Consideration, Purchaser and Seller will jointly instruct the Escrow Agent to distribute to Seller, by wire transfer of immediately available funds, the Escrow Fund.

(ii)            If Final Cash Consideration is greater than Estimated Cash Consideration, (A) Purchaser will pay to Seller, by wire transfer of immediately available funds, the amount by which Final Cash Consideration exceeds Estimated Cash Consideration and (B) Purchaser and Seller will jointly instruct the Escrow Agent to distribute to Seller, by wire transfer of immediately available funds, the Net Working Capital Escrow Amount.

(iii)            If Final Cash Consideration is less than Estimated Cash Consideration (the amount by which Final Cash Consideration is less than Estimated Cash Consideration, the "Shortfall Amount"), Purchaser and Seller will jointly instruct the Escrow Agent to distribute, by wire transfer of immediately available funds, to (A) Purchaser an amount equal to the Shortfall Amount from (and up to the amount of) the Net Working Capital Escrow Amount, it being understood and agreed by Seller that if the Shortfall Amount is greater than the Net Working Capital Escrow Amount, Purchaser may, in its sole discretion, recover such difference from the Indemnification Escrow Amount and Seller will, at Purchaser's request, jointly instruct the Escrow Agent accordingly, and (B) Seller the remainder of the Net Working Capital Escrow Amount, if any, after payment of the Shortfall Amount. In the event that Purchaser does not elect to recover such difference from the Indemnification Escrow Amount, Seller will promptly pay to Purchaser, by wire transfer of immediately available funds, the amount by which the Shortfall Amount exceeds the Net Working Capital Escrow Amount.

(f)            All payments required pursuant to Section 2.4(e) will be deemed to be adjustments to the Estimated Cash Consideration for Tax purposes.

(g)            The procedures set forth in this Section 2.4 for resolving disputes with respect to the calculations of Net Working Capital, Closing Cash, Closing Indebtedness, and Closing Transaction Expenses will be the sole and exclusive method for resolving any such disputes.

2.5.            Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") is taking place by email or overnight courier exchange of documents and signature on the date hereof (the "Closing Date"). All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken or executed and delivered (as applicable) simultaneously, and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken or executed and delivered (as applicable). Regardless of the time at which the Closing occurs, the Closing will be deemed to have occurred at 12:01 A.M. Eastern Time on the Closing Date (the "Effective Time").

2.6.            Witholding. Purchaser and the Company shall be entitled to deduct and withhold from any amounts payable under this Agreement such amounts as Purchaser or the Company is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Law. To the extent that amounts payable to a recipient are so withheld by Purchaser or the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient. Notwithstanding the foregoing, prior to any such withholding, Purchaser shall provide Seller with written notice of the expected withholding amounts, and Purchaser and Seller shall reasonably cooperate with each other to reduce the amount of withholding Taxes imposed on the payment of any amount to any Person pursuant to this Agreement to the extent permitted by applicable Law, including by reasonably cooperating in order to execute and file any forms or certificates (with any necessary attachments thereto) required to claim an available reduced rate of, or exemption from, withholding Taxes; provided for clarity, however, that nothing in this Section 2.6 shall preclude Purchaser or the Company from timely complying with any obligation to withhold Taxes in respect of the transactions contemplated by this Agreement.

Article III.
Representations and Warranties OF the COMPANY

Seller hereby makes the following representations and warranties to Purchaser, each of which is true as of the Closing Date (other than those representations and warranties provided as of a specific date), subject to the exceptions set forth in the Disclosure Schedule:

3.1.            Organization and Qualification. The Company is duly formed, validly existing, and in good standing under the laws of the State of North Carolina and has all requisite limited liability company power and authority to own, lease, and operate its properties and assets and carry on its business as conducted as of the date of this Agreement. The Company is duly qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in every jurisdiction in which the conduct of its business or the nature and location of its assets requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. The Company has delivered or made available to Purchaser true, complete, and correct copies of each of its Organizational Documents as in effect on the date hereof.

3.2.            Authority. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and the Transaction Documents, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Company of this Agreement and the Transaction Documents and the consummation by the Company of the transactions contemplated by this Agreement and the Transaction Documents have been duly and validly authorized by requisite limited liability company action on the part of the Company, and no other proceedings on the part of the Company is necessary to authorize the execution, delivery, and performance of this Agreement and the Transaction Documents by the Company or the consummation by the Company of the transactions contemplated by this Agreement and the Transaction Documents. This Agreement and each Transaction Document have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution, and delivery hereof by Purchaser and Seller, constitute a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law) (the "Enforceability Exception").

3.3.            No Conflict.

(a)            Except as set forth in Section 3.3(a) of the Disclosure Schedule, the execution, delivery, and performance by the Company of this Agreement and the Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby do not (i) conflict with, result in a breach of, or violate the Organizational Documents of the Company, (ii) assuming that all consents, approvals, authorizations, and permits contemplated by clauses (ii) and (iii) of Section 3.3(b) have been obtained, and all actions, filings, and notifications described in such clauses have been taken or made (as applicable), conflict with, result in a breach of, or violate any Law applicable to the Company or any Order to which the Company is a named party, or (iii) conflict with, result in a breach of, or constitute a default or an event creating rights of acceleration of payment or termination, modification, or cancellation, or a loss of rights under any Material Contract, other than, in the case of clauses (ii) and (iii) above, (A) any such conflicts, breaches, defaults, events, rights, or losses that would not reasonably be expected to have a Material Adverse Effect, and (B) any consents, approvals, authorizations, permits, filings, notifications, or other actions that may be required by reason of the identity of Purchaser or Purchaser's participation in the transactions contemplated by this Agreement.

(b)            Except as set forth in Section 3.3(b) of the Disclosure Schedule, the execution, delivery, and performance by the Company of this Agreement and the Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby do not require any consent, approval, authorization, or permit of, action by, filing with, or notification to any Governmental Entity, except for (i) any consents, approvals, authorizations, permits, actions, filings, and notifications the failure of which to obtain, request, provide, or make would not reasonably be expected to have a Material Adverse Effect, and (ii) any consents, approvals, authorizations, permits, actions, filings, or notifications required as a result of the identity of Purchaser or Purchaser's participation in the transactions contemplated by this Agreement.

3.4.            Capitalization. The Equity Interests represent all of the issued and outstanding Equity Interests. The Equity Interests have been duly and validly issued and are fully paid and nonassessable. The Equity Interests constitute all of the equity interests of the Company. There are no issued and outstanding (a) securities of the Company convertible into or exchangeable for equity securities of the Company, (b) subscriptions, options, calls, warrants, profits interests, stock appreciation rights, phantom stock, preemptive rights, deferred compensation rights, or other similar rights to acquire from the Company, or obligations of the Company to issue, any equity securities or securities convertible into or exchangeable for equity securities of the Company, or (c) obligations of the Company to repurchase, redeem, or otherwise acquire any equity securities of the Company. There are no agreements to which the Company is a party with respect to the voting of any Equity Interests of the Company or which restrict the transfer of any such Equity Interests, other than the Company's Organizational Documents.

3.5.            No Subsidiaries. The Company does not own, directly or indirectly, any capital stock, limited liability company interest, partnership interest, or other equity interest in any Person.

3.6.            Financial Statements. The Company has delivered to Purchaser copies of (a) the audited consolidated balance sheets of Seller and the Company as of December 31, 2019 and December 31, 2020 and the related audited consolidated statements of operations, members' equity, and cash flows for the fiscal years then ended (the "Audited Financial Statements") and (b) the unaudited consolidated balance sheets of Seller and the Company as of November 30, 2021 (the "Balance Sheet Date") and the related unaudited consolidated statements of operations and cash flows for the eleven-month period then ended (the "Interim Financial Statements" and, together with the Audited Financial Statements, the "Financial Statements"). Except as set forth in the Financial Statements (including the notes thereto), the Financial Statements present fairly in all material respects the financial position of Seller and the Company as of the dates set forth therein and the results of operations of Seller and the Company for the periods then ended, in each case in accordance with GAAP applied consistently with past practices (except, with respect to the Interim Financial Statements, for the absence of footnote disclosure and other presentation items and customary year-end adjustments).

3.7.            Undisclosed Liabilities. Except for liabilities, commitments, or obligations (a) reflected in, reserved against on, or otherwise disclosed in the Financial Statements or the notes thereto, (b) set forth in Section 3.7 of the Disclosure Schedule, (c) incurred in the ordinary course of business and consistent with past practices since the Balance Sheet Date, (d) discharged or paid in full prior to the date of this Agreement or the Closing, (e) incurred pursuant to or in connection with the transactions contemplated by this Agreement, (f) under Contracts arising in the ordinary course of business, or (g) included in the calculation of Net Working Capital, Closing Indebtedness, or Closing Transaction Expenses, the Company has no liabilities, commitments, or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or unmatured, of a nature required to be reflected on or set forth in a consolidated balance sheet of the Company prepared in accordance with GAAP.

3.8.            Absence of Certain Changes. Except as set forth in Section 3.8 of the Disclosure Schedule, since the Balance Sheet Date or as contemplated by this Agreement, and through the date of this Agreement, there has been no Material Adverse Effect. Except as set forth in Section 3.8 of the Disclosure Schedule, since the Balance Sheet Date or as contemplated by this Agreement, and through the date of this Agreement, the Company has not:

(a)            amended or modified its Organizational Documents;

(b)            entered into any agreement with respect to or consummated any split, combination or reclassification of any shares of its Equity Interests;

(c)            issued, sold or otherwise disposed of any of its Equity Interests or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Equity Interests;

(d)            adopted a plan of liquidation, dissolution, merger, consolidation, or other reorganization;

(e)            made any material change in its accounting methods, principles, or practices other than in a manner consistent with GAAP;

(f)            made any material change in its cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(g)            sold, leased, licensed, or otherwise transferred, abandoned, or permitted to lapse any of its material properties or assets, except dispositions of inventory, equipment, or other assets in the ordinary course of business consistent with past practices or that are no longer used or useful in the conduct of the business of the Company;

(h)            transferred, assigned or granted any license or sublicense of any material rights under or with respect to any Owned Intellectual Property or any Intellectual Property used by the Company that is not Owned Intellectual Property;

(i)            suffered damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company having a replacement cost of more than $50,000 for any single loss or $100,000 for all such losses;

(j)            made any capital expenditures or capital additions or betterments, in each case whether made or committed to, in excess of $100,000 individually or $250,000 in the aggregate;

(k)            purchased, leased or otherwise acquired the right to own, use or lease any property or assets for an amount in excess of $50,000 individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(l)            imposed any Lien (other than a Permitted Lien) upon any of the Company's properties, Equity Interests or assets, tangible or intangible;

(m)            hired or promoted any person, except in the ordinary course of business;

(n)            entered into a new line of business or abandoned or discontinued any existing lines of business;

(o)            entered into any collective bargaining agreement, works council agreement, or other labor agreement;

(p)            accelerated, terminated, materially modified or cancelled any Contract that is or would have been a Material Contract;

(q)            (i) made or granted any compensation or salary increase to any Key Employee (except in the ordinary course of business), (ii) amended (except in the ordinary course of business) or terminated any Employee Benefit Plan or adopted any new Employee Benefit Plan, (iii) taken any action to accelerate the vesting or payment of compensation or benefits under any Employee Benefit Plan (except in accordance with the terms of any Employee Benefit Plan), or (iv) terminated the employment or engagement of any director or officer of the Company or any Key Employee;

(r)            entered into any agreement with respect to or consummated (i) any merger, consolidation, or other business combination, (ii) any liquidation, dissolution or petition in bankruptcy under any provisions of federal or state bankruptcy Law, or (iii) the purchase of all or a substantial portion of the assets or any stock of any business or Person;

(s)            taken any action to (i) make, change or rescind any material Tax election, (ii) amend any income or other material Tax Return or file any income or other material Tax Return which has not been prepared in accordance with past practice, (iii) settle or compromise any Action, claim, investigation, audit or controversy relating to Taxes, (iv) enter into any closing agreement or consent to any extension or waiver of any statute of limitations periods with respect to Taxes, or (v) take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Purchaser in respect of any Post-Closing Tax Period;

(t)            cancelled any Indebtedness or claim or materially amended, relinquished, waived or released any right regarding any Indebtedness;

(u)            instituted or settled any Action resulting in a payment or loss of revenue in excess of $100,000 in the aggregate;

(v)            made any loans, advances, or capital contributions to, guarantees for the benefit of, or investments in any Person (except to employees in the ordinary course of business); or

(w)            agreed, resolved, or committed to do any of the foregoing.

3.9.            Compliance; Permits.

(a)            Except as set forth in Section 3.9 of the Disclosure Schedule, the Company is, and since January 1, 2019 has been, in compliance in all material respects with all Laws and Orders applicable to the Company or its business, properties or assets. Except as set forth in Section 3.9 of the Disclosure Schedule, since January 1, 2019, the Company has not received any written notice from any Governmental Entity alleging a material violation of any applicable Laws.

(b)            The Company holds all Permits that are necessary to conduct the business of the Company as it is conducted as of the date of this Agreement and all Permits are valid and in full force and effect. Section 3.9 of the Disclosure Schedule lists all current Permits issued to the Company. To the Company's Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any Permit set forth in Section 3.9 of the Disclosure Schedule. The Company is not, and since January 1, 2019 has not been, in material breach or violation of, or material default under, any Permit. There are no Actions pending or, to the Company's Knowledge, threatened in writing to revoke, suspend, or cancel any such material Permit.

3.10.            Contracts.

(a)            Section 3.10 of the Disclosure Schedule sets forth a list of the following Contracts to which, as of the date of this Agreement, the Company is a party or by which it is bound (collectively, the "Material Contracts"):

(i)            any Contract with a Material Customer or Material Supplier;

(ii)            any Contract requiring payments by or to the Company of more than $100,000 on an annual basis or $250,000 over the term of the Contract (other than such Contracts disclosed pursuant to Section 3.10(a)(xiii));

(iii)            any Contract pursuant to which the Company leases, subleases, or licenses any Leased Real Property (collectively, the "Leases");

(iv)            any Contract pursuant to which the Company leases, either as lessee or as lessor, any personal property;

(v)            any Contract under which the Company has made advances or loans to any other Person;

(vi)            any Contract that provides for the assumption of any Tax, environmental or other liability of any Person;

(vii)            any Contract for the sale of any of the assets of the Company other than in the ordinary course of business;

(viii)            any Contract that limits, in any material respect, the freedom of the Company to engage in any line of business or to compete with any Person in any area or territory or during any period of time;

(ix)            any Contract that, following the Closing, limits the ability of the Company to solicit or hire any Person with respect to employment;

(x)            any Contract with respect to any joint venture, strategic alliance, partnership, or similar arrangement involving the sharing of profits, losses, costs, or liabilities;

(xi)            any Contract related to an acquisition or divestiture of any business, assets, or securities outside the ordinary course of business (whether by merger, sale, or otherwise) that contain material obligations for performance by the Company after the Closing;

(xii)            any collective bargaining agreement or similar labor agreement with any labor organization, works council, trade union, or other body representing any Company Employee;

(xiii)            any Contract for the employment or engagement of any officer or employee on a full-time or part-time basis that provides for annual base compensation in excess of $100,000 or that provides for the payment of any cash compensation upon the consummation of the transactions contemplated by this Agreement;

(xiv)            any Contract with any Governmental Entity to which the Company is a party;

(xv)            any Contract with Seller or an Affiliate thereof, or any current or former officer, director or Affiliate of the Company (except with respect to any former officers, directors or Affiliates of the Company, only to the extent entered into or terminated on or after May 22, 2020);

(xvi)            any Contract pursuant to which the Company licenses to or from another Person any Intellectual Property (other than "shrink wrap" and similar generally available commercial end-user licenses to software with an individual acquisition cost of no more than $25,000 per copy or seat); and

(xvii)            any Contract that contains "most favored nation" provisions.

(b)            The Company has made available to Purchaser true and complete copies of each Material Contract. Each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as limited by the Enforceability Exception. Except as set forth in Section 3.10 of the Disclosure Schedule, the Company is in compliance in all material respects with the terms and requirements of such Material Contract, and, to the Company's Knowledge, each other Person that is party to such Material Contract is in compliance in all material respects with the terms and requirements of such Material Contract. Except as set forth in Section 3.10 of the Disclosure Schedule, the Company has not received written notice from any Person party to any Material Contract threatening any termination, cancellation, or material change to the terms of any Material Contract.

3.11.            Litigation. Except as set forth in Section 3.11 of the Disclosure Schedule, (a) there is no material Action pending or, to the Company's Knowledge, threatened in writing against the Company and (b) the Company is not subject to any outstanding Orders to which it is a named party.

3.12.            Assets. The Company has good and valid title to or, in the case of leased or licensed assets or properties, valid leasehold interests in or license to (as applicable) all of the material properties and assets used by the Company in its businesses, free and clear of all Liens (other than Permitted Liens). Except as set forth in Section 3.12 of the Disclosure Schedule, all of the material tangible assets used in or necessary for the operation of the business of the Company (including to the Company's Knowledge, the Leased Real Property and the buildings, fixtures and improvements thereon), are in good operating condition and repair, taking into account the age of such assets (normal wear and tear excepted). The assets of the Company are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.

3.13.            Leased Real Property.

(a)            Section 3.13 of the Disclosure Schedule sets forth a list by street address of the real property currently leased, subleased, or licensed by the Company (the "Leased Real Property"). The Leased Real Property constitutes all interests in real property currently used, occupied or currently held for use by the Company in connection with the business of the Company. The Company has delivered to Purchaser true, correct, and complete copies of the written Leases, together with all amendments, modifications or supplements, if any, thereto.

(b)            The Company has not leased, subleased, licensed, mortgaged, or otherwise granted any occupancy rights with respect to all or any portion of the Leased Real Property, and, except as set forth in the Leases, no Person (other than the Company) uses or occupies (or, to the Company's Knowledge, has a right to use or occupy) the Leased Real Property or any portion thereof.

(c)            The Company has not leased, subleased, licensed, mortgaged, or otherwise granted any occupancy rights with respect to all or any portion of the Leased Real Property, and, except as set forth in the Leases, no Person (other than the Company) uses or occupies (or, to the Company's Knowledge, has a right to use or occupy) the Leased Real Property or any portion thereof.

(d)            The Company has not owned any real property since January 1, 2019.

3.14.            Intellectual Property.

(a)            Section 3.14(a) of the Disclosure Schedule sets forth a list of (i) all registered Intellectual Property owned by the Company, (ii) all material unregistered Intellectual Property owned by the Company, and (iii) all Intellectual Property for which an application for registration is currently pending that is, or is purported to be, owned by the Company (clauses (i) through (iii) collectively, the "Owned Intellectual Property"). The Company owns all Owned Intellectual Property, free and clear of all Liens (other than (y) any licenses granted by the Company in such Intellectual Property and (z) Permitted Liens). The Company has the right to use any third-party Intellectual Property that is used in the business of the Company as currently conducted.

(b)            Except as set forth in Section 3.14(b) of the Disclosure Schedule, the Company is not currently infringing, misappropriating, or otherwise violating, and since January 1, 2019, the Company has not infringed, misappropriated, or otherwise violated, the Intellectual Property rights of any other Person. Except as set forth in Section 3.14(b) of the Disclosure Schedule, to the Company's Knowledge, no Person is infringing, misappropriating, or otherwise violating, and since January 1, 2019, to the Company's Knowledge, no Person has infringed, misappropriated, or otherwise violated, any of the Owned Intellectual Property. Except as set forth in Section 3.14(b) of the Disclosure Schedule, the Company has not received any written notice, demand, or claim with respect to any actual or alleged infringement, misappropriation, misuse, or violation of the Intellectual Property of any Person.

3.15.            Customers and Suppliers.

(a)            Section 3.15(a) of the Disclosure Schedule sets forth for the calendar year 2020 and the most recent fiscal year through the Balance Sheet Date (i) the top 20 customers in terms of revenue to the Company for goods and services rendered in such fiscal respective period (collectively, the "Material Customers"); and (ii) the amount of consideration paid by each Material Customer during such respective period. The Company has received no written notice that, and to the Company's Knowledge, no Material Customer has ceased, or provided notification that it intends to cease after the Closing, to use the Company's goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)            Section 3.15(b) of the Disclosure Schedule sets forth for the calendar year 2020 and the most recent fiscal year through the Balance Sheet Date (i) the top 20 suppliers in terms of amounts paid by the Company to whom the Company has paid consideration for goods or services rendered in such respective period (collectively, the "Material Suppliers"); and (ii) the amount of purchases from each Material Supplier during such respective period. The Company has received no notice that, and to the Company's Knowledge, no Material Supplier has ceased, or provided notification that it intends to cease after the Closing, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

3.16.            Environmental Matters. Except as set forth in Section 3.16 of the Disclosure Schedule:

(a)            The Company is, and since January 1, 2018 has been, in compliance in all material respects with all applicable Environmental Laws. No claim has been made or is currently pending, or to the Company's Knowledge, threatened, against the Company and since January 1, 2018, the Company has not received any written notice alleging a violation of any Environmental Laws or Permit by the Company or alleging that the Company has any liability under any Environmental Laws.

(b)            The Company holds all Permits that are necessary under applicable Environmental Laws for the ownership, lease, operation, or use of the business or assets of the Company as carried out as of the date of this Agreement and all such Permits are in full force and effect in accordance with Environmental Laws. The Company is not, and since January 1, 2018 has not been, in material breach or violation of, or material default under, any Permit issued pursuant to any Environmental Laws.

(c)            There are no Actions pending or, to the Company's Knowledge, threatened in writing against the Company or any of its properties or assets alleging a material violation of or material liability under any Environmental Laws.

(d)            The Company has not assumed, undertaken or agreed or, to the Company's Knowledge, otherwise become subject to, any liability or obligation of any other Person under any Environmental Laws. There are no unsatisfied Orders naming, or Contracts between a Governmental Entity and, the Company relating to Environmental Laws.

(e)            There are no investigations of the Company or any of its properties or assets pending or, to the Company's Knowledge, threatened by any Governmental Entity that would reasonably be expected to result in the imposition on the Company of any material liability pursuant to any Environmental Laws.

(f)            The Company has not released any Hazardous Materials at, on, under, to, or from any Leased Real Property in quantities or concentrations that require any investigation, cleanup, response, removal, or remediation pursuant to Environmental Laws. The Company has not stored, handled, transported, or disposed of, or arranged for the transport or disposal of, any Hazardous Materials at any Leased Real Property or, to the Company's Knowledge, any other location, in each case in quantities or concentrations that require investigation or remediation for which the Company would have responsibility under applicable Environmental Laws. The Company is not conducting or funding any investigation, cleanup, removal, or remediation of or response to any release of Hazardous Materials.

3.17.            Employee Benefit Plans.

(a)            Each Employee Benefit Plan maintained by the Company, to which the Company contributes (or has an obligation to contribute), to which the Company is a party or with respect to which the Company may have any liability as of the date hereof is identified in Section 3.17 of the Disclosure Schedule.

(b)            Each Employee Benefit Plan is in compliance in all material respects with applicable Laws and has been administered and operated in all material respects in accordance with its terms. Each Employee Benefit Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code has received, or has requested, a favorable determination letter from the Internal Revenue Service or is a preapproved plan that is entitled to rely on an opinion or advisory letter issued by the Internal Revenue Service to the preapproved plan sponsor regarding qualification of the form of the preapproved plan and, to the Company's Knowledge, nothing has occurred that would reasonably be expected to cause the revocation of or inability to rely on such Internal Revenue Service letter.

(c)            The Company has made available to Purchaser (i) accurate and complete copies of all documents constituting each Employee Benefit Plan to the extent currently effective, (ii) the three most recent annual reports (Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Benefit Plan, (iii) if an Employee Benefit Plan is funded, the most recent annual and periodic accounting of such Employee Benefit Plan's assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Employee Benefit Plan; (v) all testing results and documentation for each Employee Benefit Plan (including under Sections 415, 410(b), 414(s), 401(k) and 401(m) of the Code for each tax-qualified Employee Benefit Plan), as applicable, for the three immediately preceding plan years; and (vi) all material correspondence within the past three years with any governmental authority relating to any Employee Benefit Plan.

(d)            Neither the Company nor, to the Company's Knowledge, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction in connection with any Employee Benefit Plan that would reasonably be expected to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA or a material Tax pursuant to Section 4975 of the Code.

(e)            There is no Action pending or, to the Company's Knowledge, threatened with respect to any Employee Benefit Plan (other than routine claims for benefits and appeals of any denied claims) or against any fiduciary, administrator, party in interest, or sponsor thereof (in their capacities as such) that would reasonably be expected to result in a material liability to the Company.

(f)            The Company does not maintain, sponsor, contribute to, or have any liability or potential liability with respect to (i) any employee benefit plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any "multiemployer plan" (as such term is defined under Section 3(37) of ERISA), (iii) any "multiple employer plan" within the meaning of Section 413(c) of the Code, or (iv) any "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA.

(g)            The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other events or circumstances) entitle any employee of the Company to severance pay or accelerate the time of payment or vesting or trigger any payment or funding of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Employee Benefit Plan. There is no contract covering any employee or other service provider of the Company that will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a "parachute payment" within the meaning of Section 280G(b)(2) of the Code. There is no contract by which the Company is bound to compensate any current or former employee for taxes paid pursuant to Section 4999, 409A or any other provision of the Code.

(h)            The Company has no current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits or any other welfare benefits for retired, former or current employees (or their beneficiaries), except as required under Section 4980B of the Code or except for the continuation of coverage through the end of the calendar month in which termination from employment occurs. The Company has not incurred (whether or not assessed) any Tax or penalty under Section 4980B, 4980H, 4980D, 6721 or 6722 of the Code.

(i)            There has been no amendment to, change in participation or coverage under, or announcement by the Company with respect to any Employee Benefit Plan that would materially increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed plan year. No condition exists that would prevent the Company from amending or terminating any Employee Benefit Plan.

3.18.            Labor and Employment Matters.

(a)            Section 3.18(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) date or dates of hire/rehire; (iv) work location; (v) annualized salary or base hourly wage rate; and (vi) commission, bonus or other incentive-based compensation opportunity for the 2020 calendar year. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the balance sheet contained in the Estimated Closing Statement) and there are no outstanding liabilities under any agreements, understandings, or commitments of the Company with respect to any compensation, commissions, or bonuses.

(b)            Except as set forth in Section 3.18(b) of the Disclosure Schedule: (i) the Company is, and since January 1, 2019 has been, in compliance in all material respects with all Laws pertaining to employment and employment practices, (ii) all individuals currently characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws, (iii) all employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified, and (iv) there are no Actions against the Company pending or, to the Company's Knowledge, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern, or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

(c)            There is no collective bargaining or other labor union agreement to which the Company is a party or by which it is bound.

(d)            Except as set forth in Section 3.18(d) of the Disclosure Schedule, there is not pending or, to the Company's Knowledge, threatened: (i) any strike, slowdown, picketing, work stoppage, or employee grievance process affecting the Company, (ii) any charge, grievance proceeding, or other claim against or affecting the Company relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Entity, (iii) any union organizational activity or other labor or employment dispute against or affecting the Company, or (iv) any application for certification of a collective bargaining agent with respect to the employees of the Company.

(e)            In the past one (1) year, the Company has not implemented any employee layoffs, or plant closings that have implicated the WARN Act and has complied, in all material respects, with the WARN Act, and no such events are currently announced, planned or anticipated. In the ninety (90) day period prior to Closing, the Company has not implemented any layoffs or reductions in workforce.

3.19.            Tax Matters. Except as set forth in Section 3.19 of the Disclosure Schedule:

(a)            All income and other material Tax Returns required to be filed by the Company have been duly and timely filed (taking into account requests for extensions to file such Tax Returns), and all such Tax Returns are accurate and complete in all material respects. All income and other material Taxes due and owing by the Company (whether or not shown on a Tax Return) have been paid.

(b)            No claim has ever been made in writing by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns or pay Taxes that the Company is or may be subject to taxation by that jurisdiction.

(c)            The Company is not a party to any Tax allocation or sharing agreement with any Person (other than agreements the primary purpose of which is not Tax).

(d)            There is no Action pending, being conducted or, to the Company's Knowledge, threatened in writing, concerning any liability for Taxes of the Company. The Company has not received from any Governmental Entity (including jurisdictions where the Company has not filed Tax Returns) any: (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Entity against the Company. The Company has delivered or made available to Purchaser correct and complete copies of all U.S. federal and material state, local and non-U.S. income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company in connection with any taxable periods since January 1, 2020.

(e)            The Company has not waived any statute of limitations in respect of any material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not expired.

(f)            The Company has never been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return nor does the Company have any liability for the unpaid Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(g)            The Company has timely and properly withheld: (i) required amounts from payments to its employees, agents, contractors, nonresidents, members, lenders and other Persons and (ii) sales, use, ad valorem, and value added Taxes. The Company timely remitted and reported withheld Taxes to the proper Governmental Entity in accordance with all applicable Laws.

(h)            Within the past two (2) years, the Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355.

(i)            The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received prior to the Closing Date other than in the ordinary course of business, or (vi) election by the Company under Sections 108(i) or 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(j)            The Company is not a party to any "listed transaction" as defined in Section 6707(A)(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(k)            The Company does not own any equity interest in any partnership, disregarded entity, or other flow-through entity.

(l)            The Company is and, as of the Closing Date, will be a disregarded entity for U.S. federal and applicable state and local income tax purposes.

(m)            The Company is not subject to Tax in any jurisdiction other than the United States and political subdivisions thereof.

(n)            There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(o)            The Company has not made elections to defer any Taxes under Section 2302 of the CARES Act, or any similar election under state or local Tax law.

(p)            The representations and warranties in Section 3.17 and this Section 3.19 are the sole representations being made with respect to Taxes or Tax matters.

3.20.        Insurance. Section 3.20 of the Disclosure Schedule sets forth a list of each material insurance policy maintained by the Company (collectively, the "Insurance Policies"). All Insurance Policies are in full force and effect. The Company is in compliance in all material respects with the terms and provisions of the Insurance Policies. All premiums due and payable under the Insurance Policies have been paid. The Company has not received any written notice that any Insurance Policy will be terminated, cancelled, or not renewed or of an increase in or an intent to increase premiums in any material respect. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been denied, or disputed or in respect of which there is an outstanding reservation of rights.

3.21.        Related Party Transactions. Except as set forth in Section 3.21 of the Disclosure Schedule, no director, manager, or officer of the Company is a party to any Material Contract or has any material interest in any property owned by any the Company or has engaged in any transaction with the Company within the last twelve months (in each case, other than (a) in respect of employment relationships, (b) as provided for in the Organizational Documents of the Company, or (c) on arm's-length terms).

3.22.        Brokers. Except for Edgemont Partners, no broker, agent, finder, investment banker, or other firm is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement based upon agreements, arrangements, or understandings with, by, or on behalf of Seller or the Company.

3.23.        Banks; Power of Attorney. Section 3.23 of the Disclosure Schedule contains a complete and correct list of the names and locations of all banks in which the Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Section 3.23 of the Disclosure Schedule, no Person holds a power of attorney to act on behalf of the Company.

3.24.        No Additional Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE DISCLOSURE SCHEDULE), THE COMPANY MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR WITH RESPECT TO ANY OTHER INFORMATION PROVIDED OR MADE AVAILABLE TO PURCHASER OR ANY OF ITS AFFILIATES, AGENTS, OR REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. PURCHASER WILL ACQUIRE THE COMPANY WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN "AS IS" CONDITION, AND ON A "WHERE IS" BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN THIS ARTICLE III (AS MODIFIED BY THE DISCLOSURE SCHEDULE) OR ARTICLE IV (AS MODIFIED BY THE DISCLOSURE SCHEDULE).

Article IV.
Representations and Warranties of SELLER

Seller makes the following representations and warranties to Purchaser:

4.1.          Organization. Seller is a limited liability company, duly formed, validly existing, and in good standing under the laws of the State of Delaware.

4.2.          Authority. Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and each Transaction Document to which Seller is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Seller of this Agreement and each of the Transaction Documents, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by requisite limited liability company action on the part of Seller, and no other proceedings on the part of Seller are necessary to authorize the execution, delivery, and performance of this Agreement and the Transaction Documents by Seller or the consummation by Seller of the transactions contemplated by this Agreement and the Transaction Documents. This Agreement and each of the Transaction Documents has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution, and delivery hereof and thereof by Purchaser and the Company, constitutes a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with their terms, subject to the Enforceability Exception.

4.3.          No Conflict.

(a)            The execution, delivery, and performance by Seller of this Agreement and each of the Transaction Documents and the consummation by Seller of the transactions contemplated hereby and thereby do not (i) conflict with, result in a breach of, or violate the Organizational Documents of Seller or any provision of Law or Order to which Seller, the Equity Interests or any of Seller's assets or properties is subject or bound, (ii) assuming that all consents, approvals, authorizations, and permits contemplated by clauses Section 4.3(b) have been obtained, and all actions, filings, and notifications described in such clauses have been taken or made (as applicable), conflict with, result in a breach of, or violate any Law applicable to Seller or any Order to which Seller is a named party, or (iii) conflict with, result in a breach of, or constitute a default or an event creating rights of acceleration of payment or termination, modification, or cancellation, or a loss of rights under, in each case in any material respect, any Contract to which Seller is a party or by which Seller is bound, other than, in the case of clauses (ii) and (iii) above, (A) any such conflicts, breaches, defaults, events, rights, or losses that would not reasonably be expected to have a material adverse effect on the ability of Seller to perform any of its obligations under this Agreement, and (B) any consents, approvals, authorizations, permits, filings, notifications, or other actions that may be required by reason of the identity of Purchaser or Purchaser's participation in the transactions contemplated by this Agreement.

(b)            The execution, delivery, and performance by Seller of this Agreement and the Transaction Documents and the consummation by Seller of the transactions contemplated hereby and thereby do not require any consent, approval, authorization, or permit of, action by, filing with, or notification to any Governmental Entity, except for (i) any consents, approvals, authorizations, permits, actions, filings, and notifications the failure of which to obtain, request, provide, or make would not reasonably be expected to have a material adverse effect on the ability of Seller to perform any of its obligations under this Agreement, and (ii) any consents, approvals, authorizations, permits, actions, filings, or notifications required as a result of the identity of Purchaser or Purchaser's participation in the transactions contemplated by this Agreement.

4.4.          Ownership. Seller owns, beneficially and of record, all of the Equity Interests, free and clear of all Liens, except for transfer restrictions created under the Securities Act or state securities Laws. Seller is not a party to any Contract that restricts the right to sell, convey, assign, otherwise transfer or create any Lien upon the Equity Interests or any part thereof or interest therein.

4.5.          Brokers. No broker, agent, finder, investment banker, or other firm is or will be entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement based upon agreements, arrangements, or understandings with, by, or on behalf of Seller or any of its Affiliates.

4.6.          Investment Intention. Seller and each Distributee is acquiring the Parent Stock for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Seller and each Distributee is an "accredited investor" as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Seller acknowledges, and shall obtain from each Distributee an acknowledgment that, that such Person is informed as to the risks of the transactions contemplated hereby and of ownership of the Parent Stock. Seller acknowledges, and shall obtain from each Distributee an acknowledgment, that the Parent Stock has not been registered under the Securities Act, or any state or foreign securities Laws and that the Parent Stock may not be sold, transferred, offered for sale, assigned, pledged (other than pledges in the ordinary course of business as part of prime brokerage arrangements), hypothecated, or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation, or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and, where applicable, the Parent Stock is registered under any applicable state or foreign securities Laws, except to the extent an exemption from registration under the Securities Act and any applicable state or foreign securities Laws is available.

4.7.          No Additional Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (AS MODIFIED BY THE DISCLOSURE SCHEDULE), SELLER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND SELLER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR WITH RESPECT TO ANY OTHER INFORMATION PROVIDED OR MADE AVAILABLE TO PURCHASER OR ANY OF ITS AFFILIATES, AGENTS, OR REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. PURCHASER WILL ACQUIRE THE COMPANY WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN "AS IS" CONDITION, AND ON A "WHERE IS" BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN ARTICLE III (AS MODIFIED BY THE DISCLOSURE SCHEDULE) OR THIS ARTICLE IV (AS MODIFIED BY THE DISCLOSURE SCHEDULE).

Article V.
Representations and Warranties of PARENT AND PURCHASER

Parent and Purchaser hereby make the following representations and warranties to Seller:

5.1.          Organization. Parent (a) is duly incorporated, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation and (b) has all requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted. Purchaser is (a) duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization and (b) has all requisite limited liability company power and authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted.

5.2.          Authority. Parent and Purchaser each has all requisite corporate and limited liability company power and authority, respectively, to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Parent and Purchaser, and no other proceedings on the part of Parent and Purchaser are necessary to authorize the execution, delivery, and performance of this Agreement by Parent and Purchaser or the consummation of the transactions contemplated by this Agreement by Parent and Purchaser. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution, and delivery hereof by Seller and the Company, constitutes a legal, valid, and binding obligation of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, subject to the Enforceability Exception.

5.3.          No Conflict.

(a)            The execution, delivery, and performance by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby do not (i) conflict with, result in a breach of, or violate the Organizational Documents of Parent or Purchaser, (ii) assuming that all consents, approvals, authorizations, and permits contemplated by Section 5.3(b) have been obtained, and all actions, filings, and notifications described in such clause have been taken or made (as applicable), conflict with, result in a breach of, or violate any Law applicable to Parent or Purchaser or any Order to which Parent or Purchaser is a named party, or (iii) conflict with, result in a breach of, or constitute a default or an event creating rights of acceleration of payment or termination, modification, or cancellation, or a loss of rights under any Contract to which Parent or Purchaser is a party or by which Parent or Purchaser is bound, other than, in the case of clauses (ii) and (iii) above, any conflicts, breaches, defaults, events, rights, or losses that would not reasonably be expected to prevent, impair, delay, or impede the consummation of the transactions contemplated hereby.

(b)            The execution, delivery, and performance by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby do not require any consent, approval, authorization, or permit of, action by, filing with, or notification to any Governmental Entity, except for such consents, approvals, authorizations, permits, actions, filings, and notifications the failure of which to obtain, request, provide, or make would not reasonably be expected to prevent, impair, delay, or impede the consummation of the transactions contemplated hereby.

(c)            None of Parent, Purchaser or any of their respective Affiliates owns (directly or indirectly) any interest in any Person or is aware of any facts or circumstances (including any other transaction pending by Parent or Purchaser or any of their Affiliates), and none of Parent, Purchaser or any of their respective Affiliates is party to any agreement pursuant to which it acquired, or has agreed to acquire (by merging or consolidating with, or by purchasing any assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquired or agreed to acquire any assets, in each case that (i) would reasonably be expected to prevent, impair, delay, or impede the consummation of the transactions contemplated by this Agreement or (ii) could cause a Governmental Entity to seek to (A) prevent, impair, delay, or impede the consummation of the transactions contemplated hereby or (B) impose a condition or conditions that could, individually or in the aggregate, have a Material Adverse Effect.

5.4.          Parent Capital Structure.

(a)            As of December 1, 2021, the authorized capital stock of Parent consists of: (i) 74,000,000 Common Shares ("Parent Common Shares"); and (ii) 1,000,000 Preferred Shares (the "Parent Preferred Shares"). As of December 1, 2021: (A) 24,266,099 Parent Common Shares were issued and outstanding; and (B) no Parent Preferred Shares were issued and outstanding. All of the outstanding shares of capital stock of Parent are, and all of the Parent Stock to be issued as contemplated by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, not subject to any pre-emptive or similar rights, and free and clear of any liens or other restrictions other than restrictions on transfer provided under applicable federal and state securities laws.

(b)            As of December 1, 2021, there are 3,400,000 Parent Common Shares reserved for issuance pursuant to Parent's Amended and Restated 2018 Equity Incentive Plan, as amended (the "Equity Plan"), of which 882,150 Parent Common Shares were subject to outstanding options and 1,792,738 Parent Common Shares were available for future awards under the Equity Plan.

5.5.          Litigation. There is no Action pending or, to Purchaser's knowledge, threatened by or against Purchaser or any of its Affiliates that seeks to prevent or challenge the transactions contemplated by this Agreement. Neither Purchaser nor any of its assets or properties are subject to or bound by any Order that would reasonably be expected to prevent, impair, delay, or impede the consummation of the transactions contemplated by this Agreement. Except as set forth in Section 5.5 of the Disclosure Schedule, (a) there is no material Action pending or, to the Purchaser's knowledge, threatened in writing against the Purchaser and (b) the Purchaser is not subject to any outstanding Orders to which it is a named party.

5.6.          Parent Commission Reports. Parent has timely filed with the Securities and Exchange Commission ("SEC") and made available to Seller all periodic reports, annual reports to stockholders and proxy statements required to be filed by it during the last two fiscal years, under the Exchange Act (such periodic reports and other documents, together with any amendments thereto, are sometimes collectively referred to as the "Parent Commission Filings"). The Parent Commission Filings (a) either did not contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of their respective dates, or to the extent that such misrepresentation or omission may have existed, such disclosure has been corrected by Parent in subsequent Parent Commission Filings prior to the Closing Date, and (b) complied as of their respective dates in all material respects with the applicable requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder.

5.7.          Brokers. No broker, agent, finder, investment banker, or other firm is or will be entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement based upon agreements, arrangements, or understandings with, by, or on behalf of Purchaser or any of its Affiliates.

5.8.          Solvency. Parent and Purchaser are not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay, or defraud any present or future creditors of the Company. Parent and Purchaser are solvent as of the date of this Agreement and, assuming the satisfaction of the conditions to Parent's and Purchaser's obligation to consummate the transactions contemplated by this Agreement, Parent, Purchaser and the Company (on both a stand-alone and a combined basis), immediately after giving effect to the Closing, including the payment of the Estimated Cash Consideration and all other amounts incurred or otherwise payable by Parent and Purchaser in connection with the transactions contemplated by this Agreement, will not (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond their ability to pay such debts as they mature, or (c) have liabilities (including contingent and unliquidated debts) in excess of the fair saleable value of their assets.

5.9.          Investment Representations. Purchaser is acquiring the Equity Interests for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Purchaser is an "accredited investor" as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Purchaser acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Equity Interests. Purchaser acknowledges that the Equity Interests have not been registered under the Securities Act, or any state or foreign securities Laws and that the Equity Interests may not be sold, transferred, offered for sale, assigned, pledged, hypothecated, or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation, or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Equity Interests are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

5.10.        Foreign Control. Each of Parent, Purchaser, their respective Affiliates, and each of their respective directors, managers, officers, and other individuals having primary management or supervisory responsibilities for Parent, Purchaser and their respective Affiliates, as applicable, (a) is a U.S. citizen or company, (b) is not subject to foreign ownership, control, or influence, and (c) is not, and is not controlled by, a "foreign person" as that term is used in 31 C.F.R. Part 800 et seq.

5.11.        Parent Stock.

(a)            The shares of Parent Stock issued pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(a)(2) thereof and/or Regulation D promulgated under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. If certificated, the Parent Stock shall bear the following legend(s) (or if held in book entry form, will be noted with a similar restriction):

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY, AND THE RESALE OF SUCH SECURITIES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SECURITIES MAY NOT BE RESOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT."

(b)            Parent represents and warrants that: (i) Parent is, and has been for a period of at least ninety (90) days immediately preceding the date hereof, subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (ii) Parent has filed all required reports under Section 13 or 15(d) of the Exchange Act, as applicable, during the twelve (12) months preceding the Closing Date; and (iii) Parent is not and has not at any time been an issuer defined as a "Shell Company" (as hereinafter defined). For the purposes hereof, the term "Shell Company" shall mean an issuer that meets the description set forth under Rule 144(i)(1)(i) under the Securities Act.

(c)            The issued and outstanding Parent Common Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol "NOTV." As of the Closing Date, there is no Action pending or, to Parent's knowledge, threatened in writing against Parent by NASDAQ or the SEC with respect to any intention by such entity to deregister the Parent Common Shares or terminate the listing of Parent on the NASDAQ. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Common Shares under the Exchange Act. Parent is in compliance in all material respects with all of the applicable listing and corporate governance rules of NASDAQ.

5.12.        Investigation. Purchaser (a) has conducted its own independent review, analysis, and investigation of the Company and its business, operations, assets, properties, liabilities, and condition (financial and otherwise) as it deems necessary in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (b) has been permitted full access to the books, records, facilities, equipment, Tax Returns, contracts, properties, assets, and personnel of the Company, and (c) has had an opportunity to meet with representatives of the Company to discuss the businesses, operations, assets, properties, liabilities, and condition (financial and otherwise) of the Company. Purchaser and its representatives have received from or on behalf of the Company certain estimates, budgets, forecasts, plans, and projections (collectively, "Forward Looking Statements"). Purchaser acknowledges and agrees that Seller hereby expressly disclaims and negates (a) any express or implied representation or warranty whatsoever (whether at law (including common law or by statute) or in equity) with respect to the Forward Looking Statements and (b) all liability and responsibility for any such Forward Looking Statement.

5.13.        No Additional Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III (AS MODIFIED BY THE DISCLOSURE SCHEDULE) OR ARTICLE IV (AS MODIFIED BY THE DISCLOSURE SCHEDULE), NEITHER THE COMPANY NOR SELLER IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER, INCLUDING WITH RESPECT TO THE COMPANY, OR ANY OF THE ASSETS, RIGHTS, OR PROPERTIES OF THE COMPANY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III (AS MODIFIED BY THE DISCLOSURE SCHEDULE) OR ARTICLE IV (AS MODIFIED BY THE DISCLOSURE SCHEDULE), THE CONDITION OF THE ASSETS, PROPERTIES, AND RIGHTS OF THE COMPANY WILL BE "AS IS" AND "WHERE IS." NEITHER SELLER NOR THE COMPANY NOR ANY OTHER PERSON (INCLUDING, ANY STOCKHOLDER, MEMBER, OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF ANY OF THE FOREGOING, WHETHER IN ANY INDIVIDUAL, CORPORATE OR ANY OTHER CAPACITY) IS MAKING, AND PURCHASER IS NOT RELYING ON, ANY REPRESENTATIONS, WARRANTIES, OR OTHER STATEMENTS OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING THE COMPANY, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO (OR OTHERWISE ACQUIRED BY) PURCHASER OR ANY OF PURCHASER'S REPRESENTATIVES.

Article VI.
covenants

6.1.          Public Announcements. Neither Purchaser nor Seller will, and each will cause its Affiliates not to, without the prior written consent of the other party, make any public statement or press release or any other announcement or communication to, or otherwise disclose to, any Person the existence, terms, content, or effect of this Agreement, except to the extent that disclosure is required by Law or the rules of any stock exchange on which the shares of such party are listed, or to comply with the obligations set forth in this Agreement. Notwithstanding the foregoing, Sier Capital Partners and Purchaser may each issue any announcement or communication related to this Agreement or the transactions contemplated hereby in connection with marketing, syndication, compliance, audit, informational, and reporting activities, including to current and prospective investors and, in the case of Sier Capital Partners, its Affiliates and vehicles. In connection with any such announcement or communication, (i) the Company hereby grants to Sier Capital Partners and its Affiliates and each of their respective successors and assigns a non-exclusive, perpetual, royalty-free, worldwide right and license to use the name and related marks and logos of the Company on its printed materials and website and in other forms and media for the purpose of describing Sier Capital Partners' and any of its Affiliates' former ownership of or interest in the Company (ii) the Sier Capital Partners hereby grants to Purchaser and its Affiliates and each of their respective successors and assigns a non-exclusive, perpetual, royalty-free, worldwide right and license to use the name and related marks and logos of Sier Capital on its printed materials and website and in other forms and media for the purpose of describing Sier Capital Partners' and any of its Affiliates' former ownership of or interest in the Company, and (iii) Parent hereby grants to Sier Capital Partners and its Affiliates and each of their respective successors and assigns a non-exclusive, perpetual, royalty-free, worldwide right and license to use the name and related marks and logos of Parent on its printed materials and website and in other forms and media solely for the purpose of describing the sale to Purchaser.

6.2.          Resignations. Seller shall deliver to Purchaser written resignations, effective as of the Closing Date, of the officers and directors of the Company set forth on Section 6.2 of the Disclosure Schedule, which resignations shall include resignations by such individuals from the positions set forth on Section 6.2 of the Disclosure Schedule, but shall not result in such individuals resigning from their employment with the Company, if applicable.

6.3.          Post-Closing Access. For a period of six (6) years after the Closing Date, Purchaser will cause the Company to provide Seller and its representatives with reasonable access during normal business hours to the personnel, books, and records of the Company (for the purpose of examining and copying) with respect to periods or occurrences prior to or on the Closing Date in connection with any matter, whether or not relating to or arising out of this Agreement or the transactions contemplated by this Agreement. For a period of three (3) years after the Closing Date, without the prior written consent of Seller, Purchaser will not, and will cause the Company and its respective Affiliates not to, alter, dispose of, or destroy any books and records of the Company, or any portions thereof, relating to periods prior to or on the Closing Date without first offering such records to Seller, and Seller will have ninety (90) days after such offer to agree to take possession thereof. Purchaser will cause the Company to make available to Seller and its representatives such records and personnel of the Company familiar therewith as may be reasonably requested by Seller in connection with claims by or against Seller or any of its Affiliates related to the Company or the transactions contemplated by this Agreement.

6.4.          Directors' and Officers' Indemnification and Insurance.

(a)            For a period of six (6) years from and after the Closing Date, Purchaser will and will cause the Company to (i) indemnify and hold harmless (and release from any liability to Purchaser or the Company) each Person who on or prior to the Closing Date was a director, manager or officer of the Company and Seller (each, an "Indemnitee") against and from all (A) attorneys' fees and all other costs, charges, and expenses (collectively, "D&O Expenses") paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness in, or participate in any threatened, pending, or completed Action based on, arising out of, or relating to the fact that such Indemnitee is or was a director, manager, or officer of the Company or Seller arising out of acts or omissions occurring on or prior to the Closing (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated by this Agreement) (a "D&O Indemnifiable Claim") and (B) losses, claims, damages, judgments, or amounts paid in settlement (collectively, "D&O Costs") in respect of any D&O Indemnifiable Claim and (ii) pay on an as-incurred basis all D&O Expenses in advance of the final disposition of any Action that is the subject of the right to indemnification; provided that the Person to whom such D&O Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. Notwithstanding anything in this Agreement to the contrary, the obligations of Purchaser and Company under this Section 6.4 with respect to any Action will continue in effect until the final resolution of such Action.

(b)            Until the sixth (6th) anniversary of the Closing Date, Purchaser will, and will cause the Company to, cause to be maintained in effect provisions in the Organizational Documents of the Company (or in such documents of any successor to the business of the Company) providing for exculpation and elimination of liability of and indemnification in favor of each Indemnitee, in each case that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence as of the Closing.

(c)            At the Closing, Seller will cause the Company to purchase, and the Company will purchase and prepay in full (at Seller's sole cost and expense) an extended reporting period ("tail") to: (i) the Company's current policy of directors' and officers' liability insurance, and (ii) the Company's current policies of fiduciary, employment practices liability, and employee benefit insurance. In each case, such tail shall be effective for a period from the Closing through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing. Further, in each case, such tail shall cover those Persons who are covered on the Closing Date by such policies and with terms, conditions, retentions, and limits of liability that are no less advantageous than the coverage provided under the Company's existing policies.

(d)            In the event that Purchaser or any of its successors or assigns (i) consolidates the Company with or merges the Company into any other Person and the Company is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of the Company's properties and assets to any Person, then in each such case, proper provision will be made so that the successors and assigns the Company will assume all of the obligations thereof set forth in this Section 6.4.

(e)            Purchaser hereby acknowledges (on behalf of itself and its Affiliates (including, after the Closing, the Company)) that the Indemnitees may have certain rights to indemnification, advancement of expenses, or insurance provided by current equityholders or other Affiliates of the Company or their respective equityholders (the "Indemnitee Affiliates") separate from the indemnification obligations of Purchaser and the Company provided in this Agreement. Purchaser (on behalf of itself and its Affiliates (including, after the Closing, the Company)) agrees that (i) Purchaser and the Company are the indemnitors of first resort and that their obligations to the Indemnitees are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnitees are secondary, (ii) Purchaser and the Company will be required to advance the full amount of expenses incurred by the Indemnitees and will be liable for the full amount of all D&O Costs and D&O Expenses to the extent legally permitted, without regard to any rights the Indemnitees may have against any Indemnitee Affiliate, and (iii) Purchaser and the Company (on behalf of themselves and their respective Affiliates) irrevocably waive, relinquish, and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation, or any other recovery of any kind in respect thereof, in each case, if and to the extent an Indemnitee is entitled to indemnification under the Organizational Documents of the Company and, in case of any advances, subject to such Indemnitee's providing an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

(f)            The obligations of Purchaser and the Company under this Section 6.4 will not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 6.4 applies without the consent of the affected Person (it being expressly agreed that the Persons to whom this Section 6.4 applies will be third party beneficiaries of this Section 6.4). The provisions of this Section 6.4 are (i) intended to be for the benefit of, and will be enforceable by, each such Person, his or her heirs, and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have under this Agreement, by contract, or otherwise.

6.5.          Employee Matters.

(a)            Purchaser acknowledges and agrees that the employment of the employees of the Company will not terminate because of the Closing; provided, however, that all employees will be at-will employees following the Closing and neither Purchaser nor the Company shall have any obligation to provide continuing employment to any employees of the Company. For at least one (1) year after the Closing Date, or such longer period of time required by applicable Law, Purchaser will provide or cause the Company to provide to each employee who is employed by the Company as of immediately prior to the Closing and remains in the employment of the Company for such period after the Closing Date ("Company Employees") (i) a salary or wage level and cash bonus opportunities substantially comparable to the salary or wage level and cash bonus opportunities to which they are entitled immediately prior to the Closing, (ii) incentive opportunities substantially comparable to the incentive opportunities the Company Employees were eligible for immediately prior to the Closing, and (iii) benefits, perquisites, and other terms and conditions of employment that are substantially comparable to the benefits, perquisites, and other terms and conditions that they are entitled to receive immediately prior to the Closing.

(b)            Without limiting the generality of Section 6.5(a), Purchaser will cause the Company to keep in effect for at least one (1) year after the Closing Date severance and retention plans, practices, and policies applicable to Company Employees that are substantially comparable to such plans, practices, and policies in effect as of immediately prior to the Closing, and Purchaser will, and will cause the Company to, indemnify and hold harmless Seller from any severance, termination, or retention liabilities or obligations with respect to such employees effective on and after the Closing.

(c)            Following the Closing, Purchaser will use commercially reasonable efforts to cause the Company (i) to provide that no limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, waiting periods or actively-at-work exclusions, or other limitations or restrictions on coverage are applicable to any Company Employees or their dependents or beneficiaries under any Company health and welfare benefit plans in which such employees may be eligible to participate and (ii) to provide or cause to be provided that costs or expenses incurred by Company Employees (and their dependents or beneficiaries) up to (and including) the Closing will be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions, and like adjustments or limitations on coverage under any such health and welfare benefit plans.

(d)            With respect to each employee benefit plan, policy, allowance, or practice, including severance, vacation, and paid time off plans, policies, allowances, or practices, sponsored or maintained by the Company, Purchaser will cause the Company to grant, or cause to be granted to, all Company Employees from and after the Closing credit for all service with the Company, and its respective predecessors, prior to the Closing for all purposes (including eligibility to participate and vesting credit).

(e)            Nothing in this Agreement, whether express or implied, will (i) confer upon any Company Employee any rights or remedies, including any right to employment or continued employment for any period or terms of employment, (ii) be interpreted to prevent or restrict the Company from modifying or terminating the employment or terms of employment of any Company Employee, including the amendment or termination of any employee benefit or compensation plan, program, or arrangement, after the Closing Date, subject to the provisions of this Section 6.5, or (iii) be treated as an amendment or other modification of any Employee Benefit Plan or other employee benefit plan or arrangement.

6.6.          Confidentiality. For a period of five (5) years commencing on the Closing Date, Seller shall, and shall cause its Affiliates to, and shall use its reasonable best efforts to cause the representatives of the foregoing, to, hold in confidence any Confidential Information in their respective possession; provided that Seller may disclose the Confidential Information (i) to the extent required by applicable Law, (ii) in satisfaction of any of its obligations under this Agreement or any Transaction Document, (iii) as reasonably necessary to enforce its rights or defend its interests under this Agreement or any Transaction Document, or (iv) to its employees, agents and representatives that reasonably need to know such information. "Confidential Information" means any confidential or proprietary information concerning the businesses and affairs of the Company other than such information which (A) is or becomes generally available to the public, other than as a result of a breach of this Agreement by Seller or its Affiliates, (B) becomes available to Seller after the date hereof on a non-confidential basis, from a source unrelated to Seller's prior ownership of the Company which is not known by Seller, after reasonable inquiry, to be bound by a contractual obligation of confidentiality to the Company, or (C) is independently developed by Seller after the Closing Date without use of or reference to any Confidential Information. If Seller or any of its Affiliates or their respective representatives are compelled to disclose any Confidential Information by judicial or administrative process or by other requirements of Law, unless prohibited by Law, Seller shall promptly notify Purchaser in writing and shall disclose only that portion of such Confidential Information which Seller is advised by its counsel is reasonably required to be disclosed.

6.7.          Non-competition; Non-solicitation.

(a)            For a period of three (3) years commencing on the Closing Date (the "Restricted Period"), SCP-ILS, LLC (the "SCP Restricted Party") shall not (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, stockholder, member, agent, trustee, creditor, or consultant; or (iii) intentionally interfere in any material respect with known business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, the SCP Restricted Party may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if the SCP Restricted Party is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 1% or more of any class of securities of such Person.

(b)            For a period of two (2) years commencing on the Closing Date, Sier Capital Partners and Oxer Mezzanine Fund II, LP (collectively with the SCP Restricted Party, the "Restricted Parties") shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

(c)            During the Restricted Period, the Restricted Parties shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company for purposes of diverting their business or services from the Company's Business.

(d)            Each Restricted Party acknowledges that a breach or threatened breach of this Section 6.7 may give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Restricted Party of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)            Each Restricted Parties acknowledges that the restrictions contained in this Section 6.7 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.7 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.7 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.8.           Tax Matters.

(a)            Preparation and Filing of Tax Returns. Seller will prepare or cause to be prepared all income Tax Returns for the Company for all taxable periods ending on or prior to the Closing Date (each, a "Pre-Closing Return") on a basis consistent with the past practices of the Company, unless otherwise required by applicable Laws. No later than twenty (20) Business Days prior to the due date (taking into account applicable extensions) for the filing of a Pre-Closing Return that is required to be filed after the Closing Date (taking into account applicable extensions), Seller will provide copies of each Pre-Closing Return to Purchaser for Purchaser's review and comment. Seller will consider in good faith any comments of Purchaser. Purchaser will prepare or cause to be prepared and file or cause to be filed all other Tax Returns for the Company for all periods ending prior to, on, or including the Closing Date, the due date of which (including extensions) is after the Closing Date, but only if not filed on or prior to the Closing. All such Tax Returns will be prepared and filed consistent with the past practices of the Company. At least twenty (20) Business Days prior to the date on which each such Tax Return is filed, Purchaser will submit such Tax Return to Seller for Seller's review, comment and approval. The parties shall in good faith negotiate any resolution to disputes with respect to the preparation of Tax Returns filed pursuant this Section 6.8(a). In the event the parties cannot resolve a dispute, the dispute will be referred to the Accountant and the determination of the Accountant shall be binding on the parties. The costs of the Accountant shall be borne by the party that losses the dispute.

(b)            Apportionment of Taxes. All Taxes with respect to the Company that relate to a Straddle Period will be apportioned between the Pre-Closing Tax Period and the post-Closing portion of the Straddle Period as follows: (i) in the case of Taxes that are based upon or measured by reference to income, receipts, profits, sales, or payroll, such Taxes apportioned to the Pre-Closing Tax Period will be deemed equal to the amount which would be payable if the Tax year (or other Tax reporting period to the extent such Taxes are reported and paid other than on an annual basis) ended at the end of the day on the Closing Date; provided that any deductions relating to Transaction Tax Deductions will be allocated to the portion of such Tax period ending on the Closing Date to the maximum extent permitted by applicable Law; and (ii) in the case of all other Taxes, such Taxes apportioned to the Pre-Closing Tax Period will be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

(c)            Transfer Taxes. Purchaser will pay, fifty percent (50%) and Seller will pay fifty percent (50%) of any transfer, documentary, sales, use, registration, and real property transfer or gains tax, stamp tax, excise tax, stock transfer tax, or other similar Tax imposed as a result of the transactions contemplated by this Agreement (collectively, "Transfer Taxes"). Seller will cooperate with Purchaser in the filing of any returns with respect to the Transfer Taxes, including by promptly supplying, any information in its possession that is reasonably necessary to complete such returns.

(d)            Filing and Amendment of Tax Returns. Purchaser will not (i) except for Tax Returns that are filed pursuant to Section 6.8(a) in jurisdictions where the Company has previously filed Tax Returns, file or amend or permit the Company to file or amend any Tax Return relating to a Pre-Closing Tax Period, (ii) with respect to Tax Returns filed pursuant to Section 6.8(a), after the date such Tax Returns are filed pursuant to Section 6.8(a), amend or permit the Company to amend any such Tax Return, (iii) extend or waive, or cause to be extended or waived, or permit the Company to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period, (iv) make or change any Tax election or accounting method or practice with respect to, or that has retroactive effect to, any Pre-Closing Tax Period, or (v) initiate any voluntary disclosure proceeding relating to a Pre-Closing Tax Period, in each case, to the extent such action could result in an increase in the amount of any Taxes included in Final Net Working Capital, Final Indebtedness, or Final Transaction Expenses, a decrease in the amount of any Tax refund for the benefit of Seller under this Agreement or relates to a pass through income Tax Return for a Pre-Closing Tax Period.

(e)            Tax Refunds.

(i)             Except to the extent reflected as an asset in Final Net Working Capital, any Tax refunds that are received by Purchaser or the Company, and any amounts credited against Tax to which Purchaser or the Company becomes entitled in a Tax period ending after the Closing Date that relate to Tax periods or portions thereof ending on or before the Closing Date will be for the account of Seller. Purchaser will pay over to Seller any such refund or the amount of any such credit within five (5) days after receipt of such refund or entitlement to such credit against Taxes.

(ii)            Purchaser will treat (and cause the Company to treat), to the maximum extent permissible under applicable Law, any Transaction Tax Deductions paid or incurred on or prior to the Closing Date as being deductible for income Tax purposes in a Pre-Closing Tax Period (or portion of the Straddle Period ending on the Closing Date).

(f)             Certain Tax Contests. Purchaser agrees to give written notice to Seller of the receipt of any written notice by the Company, Purchaser or any of Purchaser's Affiliates which involves the assertion of any audit, examination, or other administrative or judicial proceeding relating to Tax Returns of the Company for a Pre-Closing Tax Period or Straddle Period (a "Tax Claim"). Seller will have the right to control the defense of any Tax Claim relating to Tax Returns of the Company solely for Pre-Closing Tax Periods, and Purchaser and the Company will execute any powers of attorney necessary in connection therewith; provided, however, that Seller shall obtain the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of a claim or ceasing to defend such Tax Claim, provided, further, that Purchaser shall be entitled to participate in the defense of any such Tax Claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Purchaser. Purchaser will have the right to control the defense of any Tax Claim relating to Tax Returns of the Company for all other Tax periods, including a Straddle Period and any Tax Claim that Seller has not elected to control under this Section 6.8(f); provided, however, that Purchaser shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of a claim or ceasing to defend a claim relating to a Straddle Period and, provided, further, that Seller shall be entitled to participate in the defense of any such Tax Claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller.

(g)            Treatment of the Transaction and Allocation. The parties hereby agree and acknowledge that the purchase of the Equity Interests hereunder will be treated for Tax purposes as a purchase of the assets of the Company by the Purchaser and as a sale of the assets of the Company by the Seller. The consideration for Tax purposes, taking into account any adjustments made thereto pursuant to this Agreement, shall be allocated for Tax purposes among the assets of the Company in accordance with Section 1060 of the Code and in accordance with the methodology set forth on Section 6.8(g) of the Disclosure Schedules attached hereto. Within sixty (60) days following the Closing Date, the Seller shall deliver to the Purchaser the specific allocation of the consideration, which shall reflect the methodology set forth on Section 6.8(g) of the Disclosure Schedule (the "Allocation"). Seller and Purchaser agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation and the Seller and Purchaser agree to (and will cause their respective Affiliates to) report, act, and file in accordance with the Allocation in any relevant Tax Returns or Tax filings and to cooperate in the preparation of any such Tax forms. The parties hereto will promptly advise one another of the existence of any Tax audit, controversy, litigation, or other Tax proceeding related to the Allocation. None of the parties will take any position (whether on any Tax Returns, in any Tax proceeding, or otherwise with respect to Taxes) that is inconsistent with the Allocation except to the extent required pursuant to a "determination" within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local, or non-United States Law).

6.9.           Termination of Certain Agreements. The Company shall terminate, or cause to be terminated, all agreements set forth on Schedule 6.9, as of the Closing Date, and all liabilities thereunder shall have been satisfied (except to the extent that any such agreement provides for provisions that survive any termination thereof, in which case such provisions shall survive in accordance with the terms of the terminated agreements).

6.10.         WARN Act Compliance. Following the Closing Date, Purchaser shall comply in all material respects with the WARN Act.

6.11.         Parent Stock and Rule 144. With a view to making available to each Distributee the benefits of Rule 144 under the Securities Act ("Rule 144"), or any similar rule or regulation of the SEC that may at any time permit the Distributees to sell any portion of the Parent Stock to the public without registration, until the Parent Stock is no longer required to bear a restrictive legend, Parent shall, at its sole expense, promptly following the request of any Distributee and upon such Distributee providing customary supporting documentation, give the Transfer Agent instructions to the effect that, upon the Transfer Agent's receipt from the Distributee of a certificate (a "Rule 144 Certificate") certifying that such Distributee's holding period (as determined in accordance with the provisions of Rule 144) for any portion of the Parent Stock that such Distributee proposes to sell (the "Shares Being Sold") is not less than six (6) months and such sale otherwise complies with the requirements of Rule 144, and receipt by the Transfer Agent of the "Rule 144 Opinion" (as hereinafter defined) from Parent or its counsel (or from such Distributee and its counsel as permitted below), the Transfer Agent is to effect the transfer of the Shares Being Sold and issue to such Distributee or transferee(s) thereof one or more stock certificates representing the transferred Shares Being Sold without any restrictive legend and without recording any restrictions on the transferability of such Shares Being Sold on the Transfer Agent's books and records or, at Parent's option, the Shares Being Sold shall be transmitted by the Transfer Agent to the Distributee by crediting such Distributee's or its designee's balance account with The Depository Trust Company through its deposit or withdrawal at custodian system if the Transfer Agent is then a participant in such system. In this regard, upon a Distributee's request, Parent shall have an affirmative obligation at its sole expense, to cause its counsel to promptly issue to the Transfer Agent a legal opinion providing that, based on the Rule 144 Certificate, the Shares Being Sold were or may be sold, as applicable, pursuant to the provisions of Rule 144, even in the absence of an effective registration statement (the "Rule 144 Opinion"); provided that Parent will not be required to do any of the foregoing if it reasonably determines that such sale would not comply with Rule 144. If the Transfer Agent requires any additional documentation in connection with any proposed transfer by such Distributee of any Shares Being Sold, such Distributee shall promptly deliver or cause to be delivered to the Transfer Agent or to any other Person, all such additional documentation as may be reasonably necessary to effectuate the transfer of the Shares Being Sold and the issuance of an unlegended certificate to any transferee thereof.

6.12.         Post-Closing Deliverable. No later than ten (10) days after Closing, Seller will deliver an assignment of indemnification rights in form previously approved by Purchaser (the "Indemnification Assignment") under that certain Membership Interest Purchase Agreement, dated as of May 20, 2020, by and among Seller, the Company, and XILS, Inc., Thomas K. Rao and Thomas L. Goldsworthy (collectively, the "Original Seller Parties"), duly executed by Seller and the Original Seller Parties.

6.13.         Further Assurances. At any time and from time to time after the Closing, Purchaser and Seller will execute and deliver all documents, instruments, agreements, assignments, and assurances and take and do all such other actions and things as may be reasonably requested by the other to carry out the transactions contemplated by this Agreement.

Article VII.
Deliveries

7.1.           Seller and Company Deliveries.

(a)           Seller or the Company (as applicable) will deliver to Purchaser each of the following at the Closing:

(i)            a copy of this Agreement, duly executed by Seller and the Company;

(ii)           a copy of the Escrow Agreement, duly executed by Seller;

(iii)          payoff letters with respect to the Funded Indebtedness;

(iv)          completed and executed investor questionnaires from each Distributee;

(v)           evidence that the agreements listed on Section 6.9 of the Disclosure Schedule have been terminated effective as of the Closing Date;

(vi)          an assignment of the Equity Interests;

(vii)         a duly executed certification by Seller meeting the requirements of Treasury Regulations Section 1.1445-2(b) to the effect that such Seller is not a "foreign person" as defined in Sections 1445 and 1446 of the Code;

(viii)        all approvals, consents and waivers that are required to be listed on Section 3.3(b) of the Disclosure Schedule;

(ix)          a copy of each Transaction Document to which Seller or the Company is a party, duly executed by Seller or the Company, as applicable;

(x)           a copy of the resignations of the directors and officers of the Company pursuant to Section 6.2;

(xi)          a good standing certificate (or its equivalent) for the Company, from the secretary of state or similar Governmental Entity of the jurisdiction under the Laws in which the Company is organized;

(xii)         evidence acceptable to Purchaser of approval of this Agreement, the Transaction Documents and the transactions contemplated thereby, by the sole member of the Company, on behalf of the Company and Seller;

(xiii)        a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are (i) true and complete copies of the Organizational Documents of the Company, (ii) true and complete copies of all resolutions adopted by the sole member of the Company authorizing the execution, delivery and performance of this Agreement and the Transaction Documents (to which the Company is a party) and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in true and correct and in full force and effect without rescission, revocation or amendment and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (iii) the names and signatures of the officers of the Company authorized to sign and deliver this Agreement, the Transaction Documents (to which the Company is a party) and the other documents to be delivered hereunder and thereunder;

(xiv)        evidence that the Company has obtained the tail policy contemplated by Section 6.4; and

(xv)         such other documents or instruments as Purchaser reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

7.2.           Parent and Purchaser Deliveries.

(a)            Purchaser or Parent, as applicable, will deliver to Seller each of the following at the Closing:

(i)            a copy of the Escrow Agreement, duly executed by Purchaser;

(ii)           a copy of this Agreement, duly executed by Purchaser and Parent;

(iii)          a copy of each Transaction Document to which Purchaser or Parent is a party, duly executed by Purchaser and Parent, as applicable;

(iv)          evidence acceptable to Seller of approval of the Agreement, the Transaction Documents and the transactions contemplated thereby by the board of directors of Purchaser and Parent;

(v)           such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement;

(vi)          the payments set forth in Section 2.3 to the recipients thereof; and

(vii)         a letter of instruction to the Transfer Agent instructing the Transfer Agent to deliver the number of shares of Parent Stock set forth in the Estimated Closing Statement to each Distributee through book entry delivery to the account of each Distributee at the Transfer Agent and will deliver to the Transfer Agent a copy of the portion of the Estimated Closing Statement that indicates the name, address of record, email address, tax identification number of each Distributee, and the number of shares of Parent Stock to be delivered to each such Distributee.

Article VIII.
INDEMNIFICATION

8.1.           Indemnification by Seller. Subject to the limitations set forth in this ARTICLE VIII, from and after the Closing, Seller shall indemnify and hold harmless Purchaser and each of its Affiliates (including, following the Closing, the Company), and the successors and assigns of each of the foregoing Persons (each, a "Purchaser Indemnified Person"), from, against and in respect of any and all actions, suits, claims, liabilities, encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys' and experts' fees and expenses), whether or not involving a Third Party Claim (collectively, "Losses"), incurred or suffered by any Purchaser Indemnified Person as a result of, arising out of or relating to, directly or indirectly:

(a)           any breach of, or inaccuracy in, any representation or warranty of Seller or the Company contained in ARTICLE III or ARTICLE IV of this Agreement or in any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement (collectively, the "Seller Representations");

(b)           (i) all Taxes (or the non-payment thereof) of or imposed on the Company for all Pre-Closing Tax Periods and the portion of any Straddle Period ending on the Closing Date, (ii) all Taxes of Seller or any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date, (iii) any and all Taxes of any Person (other than the Company) imposed on the Company (or any predecessor thereto) as a transferee or successor, by contract (other than a contract entered into in the ordinary course of business the primary purpose of which is not Taxes) or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing, (iv) any employment Taxes (including withholding Taxes) required with respect to any payments under or contemplated by this Agreement or arising in connection with the transactions contemplated by this Agreement, and (v) any costs or expenses relating to an audit, contest or proceeding related to any of the foregoing clauses (i) through (iv);

(c)           Any Funded Indebtedness or Transaction Expense that is not satisfied by Seller;

(d)           any breach or non-fulfillment of any covenant or obligation of Seller required to be performed or complied with by Seller pursuant to this Agreement; or

(e)           any inaccuracy in the number of shares of Parent Stock or the portion of the Estimated Cash Consideration to be received by each Distributee or any other Distributee information set forth in the Estimated Closing Statement provided by Seller and any claim resulting from such inaccuracy.

8.2.           Indemnification by Parent and Purchaser. From and after the Closing, Parent and Purchaser shall, jointly and severally, indemnify Seller and each of its Affiliates, and the respective successors and assigns of any of the foregoing Persons (each, a "Seller Indemnified Person"), and hold each of them harmless from, against and in respect of any and all Losses incurred or suffered by such Seller Indemnified Person, as a result of, arising out of or relating to, directly or indirectly:

(a)           any breach of, or inaccuracy in, any representation or warranty of Purchaser or Parent contained in ARTICLE V of this Agreement or in any certificate or instrument delivered by or on behalf of Purchaser pursuant to this Agreement; or

(b)           any breach or non-fulfillment of any covenant or obligation of Purchaser or Parent required to be performed or complied with pursuant to this Agreement.

8.3.           Certain Limitations. The indemnification provided for in Section 8.1 and 8.2 shall be subject to the following limitations:

(a)           No claim may be made or suit instituted seeking indemnification pursuant to Section 8.1 or Section 8.2 unless a written notice is provided to the Indemnifying Party at any time prior to the date that is sixteen (16) months after the Closing Date.

(b)           Except in the case of indemnifiable Losses (i) resulting from any breach or misrepresentation of any Seller Fundamental Representation or (ii) pursuant to any of Sections 8.1(b), 8.1(c), 8.1(d) or 8.1(e), the Purchaser Indemnified Persons shall not be entitled to recover from Seller with respect to claims for indemnification until the aggregate amount of all Losses in respect of indemnification thereunder exceeds $380,000 (the "Deductible"), after which Seller shall, subject to the limitation set forth in Section 8.3(c), only be liable for amounts in excess of the Deductible.

(c)           Except with respect to any Losses resulting from, arising out of, relating to, in the nature of, or caused by fraud or intentional misrepresentation, the Indemnification Escrow Amount shall serve as the sole source of recovery for all Indemnity Claims asserted against Seller.

(d)           For purposes of this ARTICLE VIII, "Seller Fundamental Representations" means the Seller Representations in Sections 3.1 (Organization), 3.2 (Authority), 3.4 (Capitalization), 3.5 (No Subsidiaries), 3.22 (Broker), 4.1 (Organization), 4.2 (Authority), 4.4 (Ownership), and 4.5 (Broker).

(e)           In no event shall any Indemnified Person be entitled to recover from any Indemnifying Party any indirect, special, punitive or consequential Losses, including Losses based on lost profits, except to the extent such Indemnified Person is legally required to pay such Losses as the direct result of a Third Party Claim, subject in the case of Losses incurred by any Purchaser Indemnified Person, to the limitation set forth in Section 8.3(c).

(f)            For purposes of determining whether there has been a breach of any representation or warranty contained in this Agreement or any Transaction Document and calculating the amount of Losses that are subject matter of a claim for indemnification hereunder, each representation and warranty in this Agreement or any Transaction Document shall be read without regard and without giving effect to any materiality or Material Adverse Effect standard or qualification or any qualification  of  similar  import contained in  such representation  or  warranty  (as if such  standard or qualification were deleted from such representation and warranty).

(g)           Each Indemnified Person shall use commercially reasonable efforts to mitigate all Losses for which such Indemnified Person is or may be entitled to indemnification hereunder; provided that the failure to actually mitigate any Losses shall not impair the rights of an Indemnified Person to indemnification hereunder to the extent that the Indemnified Person did in fact use commercially reasonable efforts to mitigate all Losses.

8.4.           Written Notice of Indemnification Claims. In the event that any Indemnified Person wishes to make a claim for indemnification under this ARTICLE VIII, the Indemnified Person shall give written notice of such claim to each Indemnifying Party within the applicable time limitations contained in Section 8.3. An Indemnified Person shall not be entitled to indemnification under this ARTICLE VIII with respect to any matter for which such notice is not delivered within the applicable time limitation. Any such notice shall describe the breach or inaccuracy and other material facts and circumstances upon which such claim is based and the estimated amount of Losses involved (if reasonably estimated at such time), in each case, in reasonable detail in light of the facts then known to the Indemnified Person; provided, that no defect in the information contained in such notice from the Indemnified Person to any Indemnifying Party will relieve such Indemnifying Party from any obligation under this ARTICLE VIII, except to the extent such failure to include information actually and materially prejudices such Indemnifying Party.

8.5.           Third Party Claims. Except with respect to Tax Claims which are addressed in Section 6.5(f):

(a)            Promptly after receipt by an Indemnified Person of written notice of the assertion of a claim by any Person who is not a party to this Agreement (a "Third Party Claim") that may give rise to an Indemnity Claim against an Indemnifying Party under this ARTICLE VIII, the Indemnified Person shall give written notice thereof to the Indemnifying Party; provided, that no delay on the part of the Indemnified Person in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this ARTICLE VIII, except to the extent such delay actually and materially prejudices the Indemnifying Party.

(b)           The Indemnifying Party will be entitled to participate at its own cost in the defense of any Third Party Claim that is the subject of a notice given by or on behalf of any Indemnified Person pursuant to Section 8.5(a). In addition, the Indemnifying Party will have the right to defend the Indemnified Person against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Person so long as (i) the Indemnifying Party gives written notice to the Indemnified Person within fifteen (15) days after the Indemnified Person has given notice of the Third Party Claim under Section 8.5(a), stating that the Indemnifying Party will, and thereby covenants to, indemnify, defend and hold harmless the Indemnified Person from and against the entirety of any and all Losses the Indemnified Person may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Person with evidence reasonably acceptable to the Indemnified Person that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Person, (iv) the Indemnified Person has not been advised by counsel that an actual or potential conflict exists between the Indemnified Person and the Indemnifying Party in connection with the defense of the Third Party Claim, (v) the Third Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement action, (vi) the Losses arising from such Third Party Claim would not reasonably be likely to exceed the remaining Escrow Amount, (vii) the settlement of, an adverse judgment with respect to, or conduct of the defense of the Third Party Claim by the Indemnifying Party is not, in the good faith judgment of the Indemnified Person, reasonably likely to be materially adverse to the Indemnified Person's reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business) and (viii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Person may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, that the Indemnifying Party will pay the fees and expenses of separate counsel retained by the Indemnified Person that are incurred prior to the Indemnifying Party's assumption of control of the defense of the Third Party Claim.

(c)           The Indemnifying Party will not consent to the entry of any judgment, endorse any position, or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Person (which shall not be unreasonably withheld or delayed) unless such judgment, compromise, position or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) results in the full and general release of all Indemnified Persons from all liabilities arising or relating to, or in connection with, the Third Party Claim and (iii) involves no finding or admission of any violation of Law or the rights of any Person and no effect on any other claims that may be made against the Indemnified Person.

(d)           If the Indemnifying Party does not deliver the notice contemplated by clause (i) of Section 8.5(b), or the evidence contemplated by clause (ii) of Section 8.5(b) within fifteen (15) days after the Indemnified Person has given notice of the Third Party Claim pursuant to Section 8.5(a), or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently (or is not permitted to conduct the defense pursuant to Section 8.5(b)), the Indemnified Person may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate. If such notice and evidence is given on a timely basis and the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently but any of the other conditions in Section 8.5(b) is or becomes unsatisfied, the Indemnified Person may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld, conditioned or delayed). In the event that the Indemnified Person conducts the defense of the Third Party Claim pursuant to this Section 8.5(d), the Indemnifying Party will remain responsible for any and all Losses that the Indemnified Person may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this ARTICLE VIII.

8.6.           Netting of Insurance and Other Benefits. Payments by an Indemnifying Party pursuant to Section 8.1 or Section 8.2 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds actually received and any indemnity, contribution or other similar payment actually received by the Indemnified Person or any of its Affiliates in respect of any such claim or Loss (net of the present value of any reasonably probable increase in insurance premiums or other charges paid or to be paid by or on behalf of the Indemnified Person or any of its Affiliates resulting from such Loss and all costs and expenses incurred by any Indemnified Person or any of its Affiliates in recovering such proceeds from its insurers).

8.7.           Tax Treatment. All indemnification payments under this ARTICLE VIII will, to the extent permitted by applicable Law, be treated for all Tax purposes as adjustments to the Purchase Price under this Agreement. Neither Purchaser nor any Seller will take any position that is inconsistent with such treatment unless otherwise required by applicable Law.

8.8.           Remedies Cumulative. The rights of each Purchaser Indemnified Person and Seller Indemnified Person under this ARTICLE VIII are cumulative, and each Purchaser Indemnified Person and Seller Indemnified Person will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this ARTICLE VIII without regard to the availability of a remedy under any other provision of this ARTICLE VIII.

8.9.           Indemnity as Sole Recourse. Except with respect to specific performance for the breach of any restrictive covenants contained in this Agreement, the parties hereto acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, subject to the exceptions set forth in the immediately preceding sentence, each party hereto hereby waives, to the fullest extent permitted under any Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other party hereto and its Affiliates arising under or based upon any Law, except pursuant to this ARTICLE VIII. Notwithstanding anything in this Agreement to the contrary, nothing in this ARTICLE VIII shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of claims based on intentional misrepresentation or fraud by any party hereto in connection with the transactions contemplated by the Agreement.

Article IX.
General Provisions

9.1.            Notices. All notices, requests, consents, and other communications required or permitted to be given hereunder will be in writing and may be delivered by hand, by e-mail in. PDF format or similar format, by nationally recognized private courier, or by United States mail. Notices delivered by hand will be deemed delivered when actually delivered. Notices delivered by e-mail will be deemed delivered on the date transmitted unless the Person transmitting the notice receives a delivery failure notice, in which case notice will not be deemed delivered. Notices delivered by nationally recognized private courier will be deemed delivered on the date delivery is promised by the courier. Notices delivered by mail will be deemed delivered three (3) Business Days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. All notices will be addressed as follows:

(a)            if to Purchaser:

Inotiv, Inc.

8520 Allison Pointe, Suite 400

Indianapolis, IN 46250

Attn: Robert Leasure

Email: bleasure@inotivco.com

with a copy (which will not constitute notice) to:

Ice Miller LLP

One American Square

Suite 2900

Indianapolis, IN 46282

Attn: Stephen J. Hackman

Email: Stephen.Hackman@icemiller.com

(b)            if to Seller:

Integrated Laboratory Systems Holdings, LLC

c/o Sier Capital Partners, LLC

229 Chrystie Street
Apartment 811
New York, NY 10002

Attention: Adam Altus

Email: aaltus@siercapital.com

with a copy (which will not constitute notice) to:

Benesch, Friedlander, Coplan & Aronoff LLP

200 Public Square, Suite 2300

Cleveland, Ohio 44114

Attention: Peter Shelton

Email: pshelton@beneschlaw.com

Any party may change its address, e-mail address, or other information for the purpose of notices to that party from time to time by giving notice specifying such change to the other parties hereto in accordance with this Section 9.1.

9.2.            Severability. Whenever possible, each term and provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law. If any term or provision of this Agreement is held to be invalid, illegal, or incapable of being enforced by any rule of Law or public policy in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, and, for purposes of such jurisdiction, such provision or portion thereof will be struck from this Agreement, and the remainder of this Agreement will remain in full force and effect so long as the legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

9.3.            Entire Agreement. This Agreement, including all schedules and exhibits hereto, together with the other documents and instruments to be delivered pursuant to this Agreement (when executed and delivered), and the Confidentiality Agreement, contains and is intended as a complete statement of all of the terms and arrangements between the parties with respect to the matters provided for and supersedes any previous agreements and understandings between the parties with respect to those matters (including all term sheets, letters of intent, or other understandings between the Company or Seller and Purchaser). The parties hereto have voluntarily agreed to define their rights, liabilities, and obligations respecting the transactions contemplated by this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement. The parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm's-length negotiations. All parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary Purchaser and an ordinary seller in an arm's-length transaction.

9.4.            Assignment. This Agreement will be binding on and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. This Agreement and any rights and obligations hereunder may not be assigned, delegated, hypothecated, or otherwise transferred by any party hereto (by operation of Law or otherwise) without the prior written consent of the other parties hereto, and any attempted assignment without the required consents will be void; provided, however, that Purchaser shall have the right to assign any of its rights or obligations under this Agreement to one or more of its Affiliates, and Purchaser and each such Affiliate shall have the right to assign any or all of its rights or obligations under this Agreement to any purchaser of a material portion of its assets or to a successor as part of Purchaser's reorganization, sale or merger to or with such successor, and (b) Purchaser may assign its rights hereunder for collateral security purposes to any lender or lenders, or agent therefor, providing financing to Purchaser or any of its Affiliates in connection with the transactions contemplated hereby, or to any assignee or assignees of any such lender, lenders or agent. Upon any permitted assignment by Purchaser, the references in this Agreement to Purchaser will also apply to any such assignee unless the context otherwise requires. No assignment of any rights by Purchaser under this Agreement will limit or otherwise relieve Purchaser of any of its obligations under this Agreement.

9.5.            Amendment. This Agreement may not be amended except by an instrument in writing making specific reference to this Agreement signed by each of the parties hereto; provided, that (a) any amendment to this Agreement after the Closing will only require the written consent of Purchaser and Seller, (b) Section 6.3 may not be amended or waived without the prior written consent of a majority of the Indemnitees, and (c) Section 6.1 may not be amended or waived without the prior written consent of Sier Capital Partners.

9.6.            Waiver. At any time prior to the Closing, any party hereto may (a) extend the time for the performance of any of the obligations of the other parties hereto, (b) waive any breaches of or inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto, and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained in this Agreement. Except as provided by applicable Law, no such extension or waiver will require the approval of the stockholders or members (as applicable) of Purchaser or Seller. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties making such waiver. The failure or delay of any party to this Agreement to assert any of its rights or remedies under this Agreement or otherwise will not constitute a waiver of such rights or remedies nor will any single or partial exercise by any party to this Agreement of any of its rights or remedies under this Agreement preclude any other or further exercise of such rights or remedies or any other rights or remedies under this Agreement. Except as expressly provided therein, no waiver will be deemed to extend to any prior or subsequent default, misrepresentation, or breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No omission or course of dealing on the part of any of the parties in exercising any right, power, or remedy will operate as a waiver thereof.

9.7.            Parties in Interest. Except as expressly provided in this Agreement, this Agreement will be binding on and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or will be construed to or will confer upon any other Person any right, claim, cause of action, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, including by way of subrogation. Except as expressly provided by this Agreement, this Agreement will not provide third parties with any remedy, claim, liability, reimbursement, cause of action, or other right in excess of those existing without reference to the terms of this Agreement.

9.8.            Governing Law. This Agreement, any controversy related to or arising, directly or indirectly, out of, caused by, or resulting from this Agreement, and all claims or causes of action (whether in contract, tort, or otherwise) that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution, performance, non-performance, interpretation, termination, or construction of this Agreement (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement) or the legal relationship among the parties hereto will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

9.9.            Jurisdiction. SUBJECT TO SECTION 2.4 (WHICH WILL GOVERN ANY DISPUTE ARISING THEREUNDER), EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY SUBMITS AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE COURT OF CHANCERY LOCATED IN WILMINGTON, DELAWARE OR (ONLY TO THE EXTENT THE CHANCERY COURT DECLINES JURISDICTION) THE DELAWARE STATE COURTS OR THE UNITED STATES DISTRICT COURT LOCATED IN WILMINGTON, DELAWARE AND ANY APPELLATE COURT THEREFROM (THE "CHOSEN COURTS") IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT, THE LEGAL RELATIONSHIP OF THE PARTIES, AND THE TRANSACTIONS CONTEMPLATED HEREBY. SUBJECT TO SECTION 2.4 (WHICH WILL GOVERN ANY DISPUTE ARISING THEREUNDER), EACH PARTY ALSO WAIVES AND AGREES NOT TO ASSERT: (A) ANY DEFENSE TO JURISDICTION OR VENUE IN THE CHOSEN COURTS FOR ANY ACTION RELATING TO THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY DOCUMENT DELIVERED IN CONNECTION HEREWITH, THE LEGAL RELATIONSHIP OF THE PARTIES, AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, (B) THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY THE CHOSEN COURTS, (C) THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, AND (D) THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY TO THIS AGREEMENT FURTHER AGREES THAT SERVICE OF PROCESS WITH RESPECT TO ANY ACTION GOVERNED BY THIS SECTION 9.9 MAY BE MADE UPON A PARTY BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 9.1. THE PROVISIONS OF SECTION 9.10 BELOW WILL APPLY TO ANY SUCH PROCEEDING. EACH PARTY AGREES THAT ANY FINAL AND NON-APPEALABLE JUDGMENT AGAINST IT IN ANY PROCEEDING DESCRIBED IN THIS SECTION 9.9 WILL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE OF THE UNITED STATES BY SUIT ON SUCH JUDGMENT, A CERTIFIED COPY OF WHICH WILL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING AND VOLUNTARY AND BARGAINED AGREEMENT BETWEEN THE PARTIES.

9.10.            Waiver of Jury Trial. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES. ACCORDINGLY AND TO THE EXTENT PERMITTED BY LAW, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RELATIONSHIP BETWEEN THE PARTIES, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE AND REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION. SUBJECT TO SECTION 2.4 (WHICH WILL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES TO THIS AGREEMENT EACH AGREE AND CONSENT THAT ANY SUCH ACTION WILL BE DECIDED BY COURT TRIAL IN THE CHOSEN COURTS WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO A TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11.            Counterparts; Electronic Transmission. This Agreement may be executed in any number of counterparts, each of which when executed and delivered will be deemed to be an original, and all such counterparts taken together will be deemed to be one and the same instrument. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine, email, PDF, or other electronic transmission, will be treated in all manner and respects as an original contract and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto will re-execute original forms hereof and thereof and deliver them to all other parties. No party hereto or thereto will raise the use of a facsimile machine, email, PDF, or other electronic transmission to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine, email, PDF, or other electronic transmission as a defense to the formation of a contract, and each such party forever waives any such defense.

9.12.            Construction; Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Prior drafts of this Agreement will not be used to interpret this Agreement. The recitals are incorporated into this Agreement. Unless the context clearly indicates otherwise: (a) words importing the singular will also include the plural, and vice versa, (b) each reference in this Agreement to any gender includes the masculine, feminine, and neuter, where appropriate, (c) the words "include" and "including" and variations thereof will not be deemed terms of limitation but rather will be deemed to be followed by the words "without limitation," (d) the words "hereof," "herein," "hereto," "hereby," "hereunder," and derivative or similar words refer to this Agreement as an entirety and not solely to any particular provision of this Agreement, (e) each reference in this Agreement to a particular Article, Section, Exhibit, or Schedule means an Article or Section of, or an Exhibit or Schedule to, this Agreement, unless another agreement is specified, (f) the word "or" when used in this Agreement is disjunctive but not necessarily exclusive, (g) any accounting term not defined in this Agreement will have the meaning ascribed to it under GAAP, and (h) all references to "$" means U.S. Dollars. Whenever this Agreement refers to a number of days, unless specified otherwise, such number will refer to calendar days. Any document or item will be deemed "delivered", "provided", or "made available" within the meaning of this Agreement if such document or item is (i) included in the Data Room, (ii) actually delivered or provided to Purchaser or any of Purchaser's representatives, or (iii) made available upon request, including at the office of the Company. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

9.13.            Rights Cumulative. Except as otherwise expressly limited by this Agreement, all rights and remedies of each of the parties will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable Law.

9.14.            Expenses. Except as otherwise provided in this Agreement, each party will pay for its own legal, accounting, investment banking, and valuation services and any and all other costs and expenses incurred with respect to the transactions contemplated by this Agreement, the negotiation and execution of this Agreement, and the performance of its obligations hereunder.

9.15.            Disclosure Schedule. The Disclosure Schedule will be construed with, and as an integral part of, this Agreement to the same extent as if it were set forth verbatim in this Agreement. The mere inclusion of information in the Disclosure Schedule as an exception to a representation, warranty, or covenant (a) will not be deemed an admission by any party that such information represents a material exception or a material fact, event, or circumstance or that such information has had or will have, individually or in the aggregate, a Material Adverse Effect and (b) will not constitute, or be deemed to be, an admission to any third party concerning such information. The provision of monetary or other quantitative thresholds for disclosure on the Disclosure Schedule does not and will not be deemed to create or imply a standard of materiality hereunder. The Disclosure Schedule is not intended to constitute, and will not be construed as constituting, representations or warranties of Seller or the Company except to the extent expressly provided in this Agreement and will not be deemed to expand in any way the scope or effect of any such representations or warranties. Any fact or item that is disclosed in any section of the Disclosure Schedule will be deemed to be disclosed in other parts of the Disclosure Schedule, where the relevance of such disclosure to such other parts of the Disclosure Schedule is reasonably apparent from the face of the disclosure in the part of the Disclosure Schedule where such disclosure appears. Disclosure of any allegations with respect to any alleged breach, violation, or default under any contractual or other obligation, or any Law, is not an admission that such breach, violation, or default has occurred. Headings and subheadings have been inserted in the Disclosure Schedule for convenience of reference only and will not be considered a part of or affect the construction or interpretation of the Disclosure Schedule. Any summary, list, or description of a Contract or other item in the Disclosure Schedule does not purport to be a complete statement of the terms of such Contract or other item, and all such summaries, lists, and descriptions are qualified in their entirety by reference to the Contract or item being summarized, listed, or described. The information provided in the Disclosure Schedule is being provided solely for the purpose of making disclosures to Purchaser under this Agreement. In disclosing this information, Seller and the Company do not waive, and expressly reserve any rights under, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. Capitalized terms used in the Disclosure Schedule but not otherwise defined therein will have the meanings assigned to such terms in this Agreement.

9.16.            Consents. Purchaser acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to Contracts to which a member of the Company is a party (including the Material Contracts) and such consents have not been and may not be obtained. Purchaser agrees and acknowledges that neither Seller nor the Company will have any liability whatsoever to Purchaser (and Purchaser will not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration, or termination of any such Contract as a result thereof. Purchaser agrees that no representation, warranty, covenant, or agreement of Seller or the Company contained in this Agreement will be breached or deemed breached, and no condition precedent to the obligation of Purchaser to consummate the transactions contemplated by this Agreement will be deemed not to be satisfied, as a result of the failure to obtain any consent or as a result of any such default, acceleration, or termination or any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration, or termination.

9.17.            Legal Representation. Purchaser acknowledges that Seller and the Company have been represented by Benesch, Friedlander, Coplan & Aronoff LLP ("Benesch") in connection with this Agreement and the transactions contemplated by this Agreement and that Benesch has received confidential information pertaining to Seller and the Company in connection with such representation. Purchaser on behalf of itself and its Affiliates (including, after the Closing, the Company) (a) acknowledges and agrees that, notwithstanding Benesch's prior representation of Seller and the Company and Benesch's receipt of confidential information, Benesch may represent Seller and its Affiliates after the Closing in connection with various matters, including matters arising out of or related to this Agreement or the transactions contemplated by this Agreement, including in connection with any Action arising hereunder which may or may not be adverse to the Company or Purchaser and (b) waives any claim it has or may have that Benesch has a conflict of interest or is otherwise prohibited from engaging in such representation. Purchaser agrees that the attorney-client privilege and the expectation of client confidence with respect to all communications subject to attorney-client privilege among Benesch and the Company that relate in any way to the transactions contemplated by this Agreement belong to Seller and may be controlled by Seller and will not pass to or be claimed by Purchaser or the Company. In addition, if the Closing occurs, all of the client files and records in the possession of Benesch related to this Agreement and the transactions contemplated hereby will continue to be property of (and be controlled by) Seller, and the Company will not retain any copies of such records or have any access to them. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between Purchaser or the Company and a Person other than a party to this Agreement or their Affiliates, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Benesch to such third party; provided, however, that the Company may waive such privilege without the prior written consent of Seller.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

PURCHASER

Inotiv Morrisville, LLC, an Indiana limited liability company

By:	/s/ Beth A. Taylor
Name: Beth A. Taylor
Title: V.P. of Finance and Chief Financial Officer

PARENT

Inotiv, Inc., an Indiana corporation

By:	/s/ Beth A. Taylor
Name: Beth A. Taylor
Title: V.P. of Finance and Chief Financial Officer

SELLER

INTEGRATED LABORATORY SYSTEMS HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Adam Altus
Name: Adam Altus
Title: President

COMPANY

INTEGRATED LABORATORY SYSTEMS, LLC, a North Carolina limited liability company

By:	/s/ Adam Altus
Name: Adam Altus
Title: Vice President